Exhibit 10.31
EXECUTION COPY

ASSET PURCHASE AGREEMENT
among
PRIMO WATER CORPORATION,
P1 SUB, LLC,
P2 SUB, LLC,
CULLIGAN STORE SOLUTIONS, LLC,
CULLIGAN OF CANADA, LTD.
and
CULLIGAN INTERNATIONAL COMPANY
June 1, 2010

i

EXHIBITS

A	Non-Competition Agreement
B	Registration Rights Agreement
C	Supply Agreement
D	Trademark License Agreement
E	U.S. Transition Services Agreement
F	Canada Transition Services Agreement
G	Dealer Services Agreement
H	Bill of Sale and Assignment and Assumption Agreement
SCHEDULES

1.1(a)	Canadian Active Employees
1.1(b)	US Employees on Temporary Leave
1.1(c)	Sellers’ Knowledge Persons
1.1(d)	Buyers’ Knowledge Persons
1.1(e)	Calculation of Target Working Capital
2.1(e)	Certain Assigned Contracts
2.2(c)	Excluded Contracts
2.2(i)	Certain Excluded Intellectual Property
2.3(e)	Assumed Claims
2.4(f)	Excluded Claims
2.7	Exceptions to GAAP
3.1	Organization
3.2	Capitalization
3.4	Sellers’ Conflicts and Consents
3.5(a)	Financial Statements
3.5(c)	Internal Controls
3.6	Certain Changes
3.7	Undisclosed Liabilities
3.8(a)	Exceptions to Title
3.8(b)	Business Assets Not Purchased
3.9(a)	Vended Water Machines
3.9(b)	Other Tangible Personal Property
3.10	Accounts Receivable
3.12(b)	Leased Real Property
3.12(c)	Real Property Compliance
3.13(a)	Material Contracts
3.14(c)	Purchased Intellectual Property
3.15	Tax Returns, Audits and Elections
3.16(a)	Compliance with Law
3.16(b)	Permits
3.17	Litigation and Orders
3.18	Standard Sales Terms
3.19	Environmental
3.20	Employees
3.21	Employee Benefit Plans
3.22	Customers and Suppliers
3.23	Related Persons Transactions
3.24	Insurance
4.2	Primo Capitalization
4.4	Primo Conflicts and Consents

4.5(a)	Primo Financial Statements
4.7(b)	Primo Intellectual Property Infringement Proceedings
4.7(c)	Primo Licenses
4.9	Primo Legal Compliance
4.10	Primo Litigation
4.11	Primo Environmental
6.1(d)	Material Consents
8.1	Sellers’ Severance Policy

v

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is entered into as of June 1, 2010, by Primo Water Corporation, a Delaware corporation (“Primo Parent”), P1 Sub, LLC, a North Carolina limited liability company (“Primo US”), P2 Sub, LLC, a North Carolina limited liability company (“Primo Canada”, and together with Primo US, the “Buyers”), Culligan Store Solutions, LLC, a Minnesota limited liability company (“Culligan US”), Culligan of Canada, Ltd., a corporation governed by the Canada Business Corporations Act (“Culligan Canada”, and together with Culligan US, the “Sellers”), and Culligan International Company, a Delaware corporation (“Culligan Parent”).
STATEMENT OF PURPOSE
     The Buyers have agreed to purchase from the Sellers, and the Sellers have agreed to sell to the Buyers, substantially all of the Sellers’ assets relating to the Business for the consideration, including the Buyers’ assumption of certain stated liabilities, and on the terms and subject to the conditions set forth in this Agreement.
ARTICLE I
DEFINITIONS
     “Accounts Receivable” is defined in Section 2.1.
     “Acquisition Proposal” is defined in Section 5.6.
     “Active Employees” means (a) the employees of Culligan Canada that are listed on Schedule 1.1(a), (b) all current employees of Culligan US, including those employees of Culligan US on temporary leave of absence (including family medical leave, military leave, temporary disability or sick leave) listed on Schedule 1.1(b), but excluding employees of Culligan US on long-term disability leave and (c) Jeanne Cantu.
     “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise.
     “Agreement” is defined in the opening paragraph.
     “Allocation Schedule” is defined in Section 2.9.
     “Assigned Contracts” is defined in Section 2.1(e).
     “Assumed Liabilities” is defined in Section 2.3.
     “Balance Sheet” means (a) as of the date hereof until the Delivery Date, the unaudited balance sheet of the Business as of December 31, 2009, and the notes thereto, all of which are attached to Schedule 3.5(a), and (b) as of the Delivery Date and thereafter, the audited balance sheet of the Business as of December 31, 2009, and the notes thereto, all of which will be attached to Schedule 3.5(a)-1 as of the Delivery Date.
     “Balance Sheet Date” means December 31, 2009.

     “Base Amount” is defined in Section 2.5.
     “Books and Records” is defined in Section 2.1(g).
     “Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement to be executed by the Sellers and the Buyers in the form of Exhibit H.
     “Business” means the business currently conducted by the Sellers in the United States and Canada of (a) operating self-service vended water machines that dispense drinking water to end users and are located at retail stores, (b) providing treated water for use within retail stores on the basis of the amount of water used and (c) providing retail stores with empty bottles which may be purchased by the end user for use in dispensing water. For the avoidance of doubt, the Business does not include the sale of water treatment and filtration equipment or the provision of related services such as salt delivery to retail stores.
     “Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Chicago, Illinois.
     “Buyer Cap” is defined in Section 10.4(b).
     “Buyer Indemnitees” is defined in Section 10.1.
     “Buyer Indemnity Threshold” is defined in Section 10.4(b).
     “Buyers” is defined in the opening paragraph.
     “Cash Purchase Price” is defined in Section 2.5.
     “Closing” is defined in Section 2.6.
     “Closing Date” is defined in Section 2.6.
     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.
     “Code” means the Internal Revenue Code of 1986.
     “Competition Act” means the Competition Act (Canada).
     “Confidential Information” means information that is confidential concerning the business or affairs of any Party, including information relating to the Business, customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, improvements, industrial designs, mask works, other Intellectual Property, compositions, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, business, employee and financial records, books, ledgers, files, correspondence, documents and lists of a Party, other confidential information and materials relating to the Business or any Party, and notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for any Party containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by such Party.
     “Consent” means any consent, approval, authorization, permission, waiver or clearance.
     “Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral or whether express or implied, together with all amendments and other modifications thereto.
     “Culligan Canada” is defined in the opening paragraph.
     “Culligan Guaranty” is defined in Section 11.3.
     “Culligan Parties” means Culligan US, Culligan Canada and Culligan Parent.
     “Culligan US” is defined in the opening paragraph.
     “Delivery Date” is defined in Section 5.12.
     “DOJ” means the United States Department of Justice.
     “Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (excluding any Multiemployer Plan), deferred compensation plan or arrangement, Registered Pension Plan or other pension, retirement or supplementary retirement plan or arrangement, (b) Employee Welfare Benefit Plan or any other health, welfare, supplemental unemployment benefit, incentive compensation, hospitalization insurance, salary continuation, legal, or other medical, dental, life, disability or other insurance (whether insured or self-insured), or other similar employee benefit plan, program, agreement or arrangement or (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other retirement, severance, bonus, profit-sharing, deferred profit sharing, savings or incentive plan or arrangement.
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).
     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).
     “Employment Agreements” means the Employment Agreements between Primo Parent and each of Jeanne Cantu and Carl Werner, which have been executed on or prior to the date hereof and whose effectiveness is conditioned upon the Closing.
     “Encumbrance” means any lien, mortgage, hypothec, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning, lease, sublease, right of possession, prior assignment or other restriction of any kind or nature.
     “Environmental Law” means any Law regulating the protection of the environment, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous material, substance or waste.
     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “Estimated Cash Purchase Price” is defined in Section 2.5.
     “Estimated Working Capital” is defined in Section 2.5.
     “ETA” means the Excise Tax Act (Canada).
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Excluded Assets” is defined in Section 2.2.
     “Excluded Liabilities” is defined in Section 2.4.
     “Final Financial Statements” is defined in Section 5.12.
     “Financial Statements” means (a) as of the date hereof until the Delivery Date, those financial statements attached to Schedule 3.5(a) and (b) as of the Delivery Date and thereafter, the Final Financial Statements.
     “Form S-1” means Primo Parent’s registration statement on Form S-1 pursuant to which shares of Primo Stock are to be offered and sold to the public in the IPO, as amended or supplemented from time to time.
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and (i) unless otherwise specified and other than with respect to financial statements, as in effect on the date hereof and (ii) with respect to any financial statements, the date such financial statements were prepared.
     “Governmental Body” means any federal, state, provincial, territorial, municipal, local, foreign or other government or quasi-governmental authority or any department, ministry, central bank, bureau, agency, subdivision, court or other tribunal of any of the foregoing.
     “GST/HST” means the goods and services tax and harmonized sales tax imposed under the ETA.
     “Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body under any Environmental Law, including asbestos, polychlorinated biphenyls and petroleum products.
     “Hired Active Employees” is defined in Section 8.1.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); and (i) net payment obligations incurred by such Person pursuant to any hedging agreement.
     “Indemnified Party” is defined in Section 10.5.
     “Indemnifying Party” is defined in Section 10.5.
     “Initial Share Consideration” is defined in Section 2.5.
     “Insurance Policies” means all insurance policies to which any Seller is a party, a named insured or otherwise the beneficiary of coverage.
     “Intellectual Property” means all U.S., Canadian and foreign (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets, discoveries, ideas, technologies, know-how, formulae and data; (f) domain names; and (g) other similar intellectual property rights.
     “Interim Balance Sheet” means (a) as of the date hereof, the unaudited balance sheet of the Business as of March 31, 2010 attached to Schedule 3.5(a) and (b) as of the Delivery Date and thereafter, the reviewed balance sheet of the Business as of March 31, 2010.
     “Interim Balance Sheet Date” means the date of the Interim Balance Sheet.
     “Inventory” is defined in Section 2.1.
     “IPO” means the initial public offering of Primo Parent with net proceeds sufficient to fund the Estimated Cash Purchase Price.
     “IPO Share Price” means the initial public offering price per share of Primo Stock (before giving effect to any underwriting discount) as reflected in the final prospectus included as part of the Form S-1.
     “IRS” means the U.S. Internal Revenue Service.
     “ITA” means the Income Tax Act (Canada).
     “Knowledge” means (a) actual knowledge or (b) knowledge that would be expected to be obtained after a reasonable inquiry concerning the matter at issue. The Sellers will be deemed to have Knowledge of a matter if any Person listed on Schedule 1.1(c) is deemed to have Knowledge of such matter, and the Buyers will be deemed to have Knowledge of a matter if any Person listed on Schedule 1.1(d) is deemed to have Knowledge of such matter.

     “Law” means any federal, state, provincial, territorial, municipal, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or binding administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.
     “Lease” is defined in Section 3.12.
     “Leased Real Property” is defined in Section 3.12.
     “Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
     “Lock-up Agreement” means the Lock-Up Agreement executed on the date hereof by each of Culligan Parent and Culligan US.
     “Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost, settlement payment, Liability, Tax, Encumbrance, diminution of value, expense, fee, court costs or attorneys’ fees and expenses.
     “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that has or would reasonably be expected to have or result in a material adverse effect or change on the business, assets, properties, operations, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or Primo Parent and the Primo Subsidiaries, taken as a whole, as the case may be. This definition shall exclude any material adverse effect or change to the extent arising out of, attributable to or resulting from: (a) changes in conditions generally affecting the industries in which the Business is conducted or in which the business of Primo Parent and the Primo Subsidiaries is conducted, which do not disproportionately affect in any material respect the Business, taken as a whole, or Primo Parent and the Primo Subsidiaries, taken as a whole, as the case may be, as compared to other similarly situated participants in the industries in which the Business is conducted or in which the business of Primo Parent and the Primo Subsidiaries is conducted, as the case may be; (b) general economic, political or capital and financial market conditions which do not disproportionately affect in any material respect the Business, taken as a whole, or Primo Parent and the Primo Subsidiaries, taken as a whole, as the case may be; (c) any outbreak or escalation of hostilities involving the United States (including any declaration of war by the U.S. Congress) or acts of terrorism; (d) any change in Law, GAAP, or the enforcement or interpretation thereof, applicable to the Business, taken as a whole, or Primo Parent and the Primo Subsidiaries, taken as a whole, as the case may be; (e) any specific actions required to be taken or omitted pursuant to the Transaction Documents; (f) the mere failure of the Business, taken as a whole, or Primo Parent and the Primo Subsidiaries, taken as a whole, as the case may be, to achieve any financial projections or forecasts (provided, that the causes underlying such failure may, subject to the other limitations in this definition, be taken into account in determining whether a Material Adverse Effect has occurred); or (g) any matter to the extent set forth in the Schedules (but not including any material worsening of such matter).
     “Material Contract” is defined in Section 3.13.
     “Multiemployer Plan” has the meaning set forth in ERISA § 3(37).
     “Non-Competition Agreement” means the Non-Competition Agreement to be executed by the Culligan Parties and the Primo Parties in the form of Exhibit A.

     “Non-Transferable Asset” means any vended water machine included in the Purchased Assets for which a Permit is required in order to operate, but with respect to which such Permit has not been obtained by the applicable Seller.
     “Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
     “Organizational Documents” means (a) any articles of incorporation, organization or formation and any bylaws, operating agreement, shareholder agreement or limited liability company agreement (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.
     “Overallotment Cash Consideration” is defined in Section 2.8(c)(i).
     “Overallotment Option Closing Date” is defined in Section 2.8(c).
     “Overallotment Option” means the option to purchase additional shares of Primo Stock to be granted to the underwriters in connection with the IPO pursuant to the Underwriting Agreement.
     “Party” means any of the Culligan Parties or any of the Primo Parties.
     “Permit” means any permit, license, franchise or Consent issued by any Governmental Body or pursuant to any Law.
     “Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien for Taxes not yet due or any lien for Taxes that are being contested in good faith through appropriate proceedings and, in the case of any such contested liens, which are set forth on Schedule 3.15 or Schedule 4.8, as the case may be, (c) any recorded easement, covenant, zoning or other restriction on the Leased Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value or marketability of title of the property subject thereto, (d) as of the date hereof, but not as of Closing, any Encumbrance related to Secured Debt and (e) Encumbrances reserved against on the Interim Balance Sheet, to the extent of such reserve.
     “Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.
     “Pre-Closing Tax Period” is defined in Section 2.2(h).
     “Preliminary Form S-1” means the most recent preliminary Form S-1 filed with the SEC as of the date hereof.
     “Pricing Date” is defined in Section 5.10.
     “Primo Canada” is defined in the opening paragraph.
     “Primo Financial Statements” is defined in Section 4.5.
     “Primo Guaranty” is defined in Section 11.3.
     “Primo Parent” is defined in the opening paragraph.

     “Primo Parties” means Primo Canada, Primo US and Primo Parent.
     “Primo Stock” means the shares of common stock, par value $0.001 per share, of Primo Parent.
     “Primo Subsidiaries” is defined in Section 4.1.
     “Primo US” is defined in the opening paragraph.
     “Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.
     “Purchase Price” is defined in Section 2.5.
     “Purchased Assets” is defined in Section 2.1.
     “QST” means the Quebec sales tax imposed under the QSTA.
     “QSTA” means An Act respecting the Quebec sales tax.
     “Qualifying Loss” means any individual indemnifiable Loss or series of related Losses in excess of $10,000.
     “Registered Pension Plan” means a “registered pension plan”, as that term is defined in subsection 248(l) of the ITA.
     “Registration Rights Agreement” means the Registration Rights Agreement to be executed by Culligan Parent and Primo Parent, in the form of Exhibit B.
     “Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and (b) with respect to a specified Person other than an individual, any Affiliate, director or officer of such Person. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses and children.
     “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, financial advisors, lenders, financing sources and underwriters (including counsel for any such lenders, financing sources or underwriters).
     “Resolution Accountants” is defined in Section 2.7.
     “SEC” means the U. S. Securities and Exchange Commission.
     “Secured Debt” means any Indebtedness that is secured by any Encumbrance other than a Permitted Encumbrance on any Purchased Assets.
     “Securities Act” means the Securities Act of 1933.
     “Seller Cap” is defined in Section 10.4(a).
     “Seller Indemnitees” is defined in Section 10.2.

     “Seller Indemnity Threshold” is defined in Section 10.4(a).
     “Sellers” is defined in the opening paragraph.
     “Share Consideration” is defined in Section 2.5.
     “Straddle Tax Period” is defined in Section 2.2(h).
     “Supply Agreement” means the Supply Agreement to be executed by Culligan Parent and the Buyers, in the form of Exhibit C.
     “Tangible Personal Property” is defined in Section 2.1.
     “Target Working Capital” is defined in Section 2.5.
     “Tax” means any federal, state, provincial, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), payroll, employer health, land transfer, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, goods and services, harmonized sales or other sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated, or other tax (including Canada Pension Plan or other provincial plan contributions, employment insurance premiums and workers compensation premiums), including any interest, penalty, or addition thereto. Taxes shall not include any license, registration or permitting fees that arise as a result of the Transactions.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.
     “Third-Party Claim” is defined in Section 10.5.
     “Trademark License Agreement” means the Trademark License Agreement to be executed by Culligan Parent and the Buyers, in the form of Exhibit D.
     “Transaction Documents” means this Agreement, the Non-Competition Agreement, the Employment Agreements, the Trademark License Agreement, the Lock-up Agreement, the Registration Rights Agreement, the Supply Agreement, the Bill of Sale, the Transition Services Agreements and all other written agreements, documents and certificates contemplated by any of the foregoing documents.
     “Transaction Expenses” means all expenses (other than Taxes) incurred by any Seller in connection with this Agreement and the other Transaction Documents, for itself or on behalf of its equity holders, and the consummation of the Transactions, including any and all legal, accounting, financial, advisory or consulting fees and expenses incurred as of the Closing Date, whether or not paid as of the Closing Date and whether or not reflected in the Financial Statements.
     “Transactions” means the transactions contemplated by the Transaction Documents.
     “Transfer Taxes” is defined in Section 2.11(c).
     “Transition Services Agreements” means the (a) U.S. Transition Services Agreement to be executed by Culligan Parent and Primo US, in the form of Exhibit E, (b) the Canada Transition Services Agreement to be executed by Culligan Canada and Primo Canada, substantially in the form of Exhibit F and (c) the Dealer Services Agreement to be executed by Culligan Parent and the Buyers, substantially in the form of Exhibit G.
     “Underwriting Agreement” means that certain Underwriting Agreement to be entered into by and among Primo Parent and the underwriter or underwriters party thereto in connection with the IPO.
     “WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988 and any similar state Law.
     “Working Capital” means (a) the amount of the Accounts Receivable, plus (b) the amount of the Inventory, minus (c) the amount of the Accounts Payable, calculated in a manner consistent with the calculation of the Target Working Capital, as set forth on Schedule 1.1(e).
     “Working Capital Statement” is defined in Section 2.7.
ARTICLE II
SALE AND PURCHASE OF ASSETS
     2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers will sell, assign, transfer and convey to the Buyers, and the Buyers will purchase, acquire and accept from the Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Sellers’ right, title and interest in the Sellers’ assets exclusively used in the Business (other than the Excluded Assets) (the “Purchased Assets”), including all assets that fall into the following categories to the extent that they are exclusively used in the Business:
          (a) All machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, rental units located at customer locations and other items of tangible personal property (other than Inventory) of the Business (the “Tangible Personal Property”);
          (b) All trade and other accounts receivable and other Indebtedness owing to any Seller generated by or related to the Business, including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith and any claim, remedy or other right related to the foregoing (the “Accounts Receivable”);
          (c) All inventories of the Business wherever located, including raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment (the “Inventory”);
          (d) All leases and subleases of real property of the Business as to which any Seller is the lessor or sublessor and all leases and subleases of real property of the Business as to which any Seller is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases;
          (e) All rights and interests in and to any Contracts of the Business (the “Assigned Contracts”), including those listed on Schedule 2.1(e);
          (f) All Intellectual Property and computer software of the Business;
          (g) All business, employee and financial records, books, ledgers, files, correspondence, documents, lists, studies and reports of the Business, including customer lists, supplier lists and equipment repair, maintenance, service, personnel, payroll, employee benefit, quality control and insurance records, whether written, electronically stored or otherwise recorded (the “Books and Records”), provided, that the Sellers’ retention of and access to such Books and Records following the Closing shall be subject to Section 9.10, and provided, further, that employee records and files shall only be included in the Purchased Assets to the extent permitted under applicable Law;
          (h) All goodwill of the Business;
          (i) All telephone and fax numbers of the Business;
          (j) All Permits of the Business which are transferable to the Buyers;
          (k) All rights of any Seller to causes of action, lawsuits, judgments, claims and demands of any nature arising out of the operation of the Business and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims arising out of the operation of the Business that may be brought against any Buyer by third parties;
          (l) All benefits under the Insurance Policies arising from or relating to the other Purchased Assets or Assumed Liabilities in respect of Losses occurring prior to the Closing Date;
          (m) All rights to refunds from customers and suppliers, all prepaid expenses (other than prepaid expenses with respect to licenses or insurance) and deposits and all rights to condemnation proceeds of the Business; and
          (n) All other properties and assets of the Business not of a type falling within any of the categories of assets or properties described in clauses (a) through (m) above falling within the definition of Purchased Assets.
At the Closing, all of Culligan US’s right, title and interest in the Purchased Assets will be sold, assigned, transferred and conveyed to Primo US and all of Culligan Canada’s right, title and interest in the Purchased Assets will be sold, assigned, transferred and conveyed to Primo Canada.
     2.2 Excluded Assets. The Sellers will retain ownership of the following assets of the Sellers (collectively, the “Excluded Assets”):
          (a) All cash, cash equivalents and short-term investments;
          (b) Organizational Documents, stock books, stock ledgers, minute books and Tax Returns and records (including working papers) related thereto;
          (c) Those Contracts listed on Schedule 2.2(c);
          (d) All rights to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against any Seller by third parties, in each case to the extent that they relate to the Excluded Assets or the Excluded Liabilities;
          (e) All benefits under the Insurance Policies arising from or relating to the Excluded Assets or the Excluded Liabilities;
          (f) All rights under any Transaction Document;
          (g) Subject to Section 2.1(l), all Insurance Policies;

          (h) Subject to Section 2.11(e), all Tax credits, prepaid Taxes and refunds of the Sellers pertaining to the Business or the Purchased Assets that are attributable to any of the following tax periods (each, a “Pre-Closing Tax Period”): (i) any taxable period ending on or before the Closing Date and (ii) for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Tax Period”), the portion of the Straddle Tax Period ending on the Closing Date;
          (i) All Intellectual Property and computer software of the Sellers not used exclusively in the Business, including the Intellectual Property listed on Schedule 2.2(i);
          (j) All Employee Benefit Plans and all Multiemployer Plans;
          (k) All prepaid expenses with respect to licenses and insurance; and
          (l) All other assets of the Sellers not used exclusively in the Business, including those assets set forth on Schedule 3.8(b).
For purposes of clause 2.2(h), the term “Sellers” shall include Culligan Parent.
     2.3 Assumed Liabilities. The Buyers will assume and agree to pay, perform and discharge only the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”):
          (a) All trade accounts payable of the Business as of the Closing Date;
          (b) All accrued and unpaid expenses (other than accrued and unpaid expenses with respect to licenses or insurance) of the Business as of the Closing Date;
          (c) Liabilities to be performed after the Closing Date under any Assigned Contract;
          (d) All severance obligations assumed by the Buyers pursuant to Section 8.1;
          (e) Liabilities related to the claims set forth on Schedule 2.3(e), provided that the Buyers shall not assume any such Liabilities in excess of $200,000 in the aggregate; and
          (f) All Liabilities reflected on the Interim Balance Sheet which have not been discharged prior to the date hereof, and all Liabilities arising after the Interim Balance Sheet Date of the same character as those which are included on the Interim Balance Sheet.
At the Closing, the Assumed Liabilities of Culligan US will be assumed by Primo US and the Assumed Liabilities of Culligan Canada will be assumed by Primo Canada.
     2.4 Excluded Liabilities. The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged as and when due solely by the Sellers. “Excluded Liabilities” means every Liability of the Sellers, other than the Assumed Liabilities, including all Liabilities of the Sellers within the following categories to the extent they do not fall within the definition of Assumed Liabilities (including pursuant to Section 2.3(f)):
          (a) All Liabilities under any Transaction Document;
          (b) Except as provided in Section 2.11(c), all Liabilities and obligations for (i) Taxes pertaining to the Business or the Purchased Assets allocated to any Pre-Closing Tax Period as provided in Section 2.11 and (ii) franchise and income Taxes of the Sellers for any taxable period;

          (c) All Liabilities pertaining to environmental, ecological, health or safety claims to the extent relating to or arising from the ownership or operation of the Business or the Purchased Assets on or prior to the Closing Date;
          (d) All Liabilities under any Contracts which are not Assigned Contracts;
          (e) All Liabilities to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of any Seller;
          (f) Liabilities arising out of the claims set forth on Schedule 2.4(f);
          (g) Liabilities arising out of the claims set forth on Schedule 2.3(e), to the extent such Liabilities are in excess of $200,000 in the aggregate;
          (h) All Liabilities in respect of any Excluded Asset;
          (i) All Transaction Expenses;
          (j) All Indebtedness, except as assumed by the Buyers pursuant to Section 2.3;
          (k) All Liabilities for infringement or misappropriation of any Intellectual Property to the extent relating to or arising from the ownership or operation of the Business or the Purchased Assets on or prior to the Closing Date;
          (l) All product Liability claims for damages or injury to Person or property, other than any product Liability claims which are assumed by the Buyers pursuant to Section 2.3(e); and
          (m) All other Liabilities, regardless of when made or asserted, which arise out of any events occurring or actions taken or omitted to be taken by any Seller, or otherwise arising out of or incurred in connection with the conduct of the Business on or prior to the Closing Date.
For purposes of clause 2.4(b), the term “Sellers” shall include Culligan Parent.
     2.5 Purchase Price.
          (a) The purchase price for the Purchased Assets (the “Purchase Price”) will be:
     (i) an aggregate amount of $105,000,000 composed of:
     (A) $60,000,000 (the “Base Amount”) in cash, as adjusted pursuant to Sections 2.5(c) and 2.8(a) (together with the Overallotment Cash Consideration, the “Cash Purchase Price”),
     plus
     (B) that number of shares of Primo Stock having an aggregate value of $45,000,000 (the “Initial Share Consideration”) or such lesser number of shares as determined pursuant to Section 2.8(c)(i)(B), in each case calculated based upon the IPO Share Price (the “Share Consideration”); and
     (ii) the assumption of the Assumed Liabilities.

For the avoidance of doubt, no Party shall be required to make a duplicative payment with respect to the same item under this Section 2.5, Section 2.8, Article X or otherwise under this Agreement.
          (b) No later than three Business Days prior to the Closing Date, the Sellers will deliver to the Buyers a good faith, written estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”), together with supporting work papers, payoff letters and any other related documentation reasonably requested by the Buyers.
          (c) The estimated Cash Purchase Price will be an amount equal to the Base Amount, increased or decreased as set forth below:
     (i) if the Estimated Working Capital is greater than $1,979,290 (the “Target Working Capital”), the amount of such surplus will be added to the Base Amount; and
     (ii) if the Estimated Working Capital is less than the Target Working Capital, the amount of such deficit will be subtracted from the Base Amount.
The Base Amount as so increased or decreased is referred to as the “Estimated Cash Purchase Price.”
          (d) Subject to the terms and conditions of this Agreement, the Buyers will pay the Estimated Cash Purchase Price at Closing to the Sellers by wire transfer of immediately available funds to a bank account or accounts designated at least two Business Days prior to the Closing Date by the Sellers. The Share Consideration shall be payable following the Closing in accordance with Section 2.8(c).
     2.6 Closing. The closing of the Transactions to be performed on the Closing Date (the “Closing”) will take place at the offices of K&L Gates LLP in Charlotte, North Carolina, commencing at 9:00 a.m. local time on the date of the closing of the IPO following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing) (the “Closing Date”). Subject to the consummation of the Closing on the Closing Date, the sale, assignment, transfer and conveyance to the Buyers of the Purchased Assets and the assumption by the Buyers of the Assumed Liabilities will be deemed effective as of 11:59 p.m. local time on the Closing Date.
     2.7 Working Capital Statement.
          (a) After the Closing, the Buyers will prepare a statement of Working Capital of the Business as of the Closing Date (the “Working Capital Statement”) in accordance with GAAP (as in effect on the date hereof) and, to the extent consistent with GAAP (as in effect on the date hereof), in a manner consistent with the Working Capital items on the Interim Balance Sheet, except as disclosed on Schedule 2.7. Within 60 days after the Closing Date, the Buyers will deliver to the Sellers the Working Capital Statement and the calculation of the Working Capital as of the Closing Date and the Cash Purchase Price.
          (b) The Sellers and their accounting representatives will be entitled to examine the relevant books and records of the Business and to discuss the preparation of the Working Capital Statement with the Buyers and their accounting representatives.
          (c) If the Sellers disagree with the calculation of the Cash Purchase Price, the Sellers must deliver to the Buyers, within 30 days after the date the Buyers delivered the Working Capital Statement and its Cash Purchase Price calculation to the Sellers, a written description of each such disagreement. The Buyers and the Sellers will negotiate in good faith to resolve any such disagreements. If, after a period of 30 days following the date on which such written description is delivered, the Buyers and the Sellers have not resolved each such disagreement, then either the Buyers or the Sellers will be entitled to submit such disagreements to Ernst & Young LLP (the “Resolution Accountants”) so long as such submitting party provides written notice of such submission to the nonsubmitting party. The Buyers will grant to the Resolution Accountants reasonable access to the Business’s books and records and the Buyers’ accounting representatives to discuss the preparation of the Working Capital Statement, the calculation of the Working Capital as of the Closing Date and the Cash Purchase Price. The Resolution Accountants will resolve the disagreements within 30 days after the date on which the Resolution Accountants are engaged or as soon thereafter as possible, and the calculation of the Cash Purchase Price by the Resolution Accountants will be binding upon the Parties. The cost of the services of the Resolution Accountants will be borne by either the Buyers (jointly and severally) or the Sellers (jointly and severally) based on whose last written settlement offer submitted to the other Party before the engagement of the Resolution Accountants differs the most from the amount of the Cash Purchase Price as finally determined by the Resolution Accountants. If both last written settlement offers differ equally, such cost will be borne half by the Buyers (jointly and severally) and half by the Sellers (jointly and severally).
     2.8 Post-Closing Purchase Price Adjustments.
          (a) The Cash Purchase Price will be an amount equal to the Estimated Cash Purchase Price, increased or decreased as set forth below:
     (i) if the Working Capital as of the Closing Date is greater than the Estimated Working Capital, the amount of such surplus will be added to the Estimated Cash Purchase Price;
     (ii) if the Working Capital as of the Closing Date is less than the Estimated Working Capital, the amount of such deficit will be subtracted from the Estimated Cash Purchase Price; and
     (iii) that portion of the cost of any audit that is required to be borne by the Sellers pursuant to Section 2.7(a) or 2.7(c) will be subtracted from the Estimated Cash Purchase Price.
     The Estimated Cash Purchase Price as so increased or decreased is referred to as the Cash Purchase Price.
          (b) Subject to Section 11.16, within ten Business Days after the final determination of the Working Capital: (i) if the Cash Purchase Price is greater than the Estimated Cash Purchase Price (disregarding for this purpose any payments made pursuant to Section 2.8(c)(i)(A)), the Buyers will pay to the Sellers, by wire transfer of immediately available funds to the bank account or accounts designated by the Sellers pursuant to Section 2.5, the amount of such surplus; or (ii) if the Cash Purchase Price is less than the Estimated Cash Purchase Price (disregarding for this purpose any payments made pursuant to Section 2.8(c)(i)(A)), the Sellers will pay to the Buyers, by wire transfer of immediately available funds to a bank account or accounts designated by the Buyers, the amount of such deficit.
          (c) Within two Business Days after the closing or final expiration of the Overallotment Option (the “Overallotment Option Closing Date”):
     (i) if any shares of Primo Stock are sold by Primo Parent pursuant to the Overallotment Option, the amount of net cash proceeds from the sale of such shares (up to the amount of the Initial Share Consideration) (the “Overallotment Cash Consideration”) shall be:

     (A) paid to the Sellers by wire transfer of immediately available funds to the bank account or accounts designated by the Sellers pursuant to Section 2.5, and
     (B) subtracted from the Initial Share Consideration; and
     (ii) the Buyers will issue to Culligan US (A) the number of shares of Primo Stock equal to (A) the Share Consideration (as adjusted pursuant to Section 2.8(c)(i)(B)) divided by (B) the IPO Share Price.
     2.9 Allocation of Purchase Price. The Buyers shall use commercially reasonable efforts to prepare a schedule setting forth the fair market value of the Purchased Assets for purposes of allocating the Purchase Price and other relevant items among the Purchased Assets (the “Allocation Schedule”) prior to the date which is thirty (30) days following the Closing Date and shall deliver such Allocation Schedule to the Sellers promptly after it is prepared. The allocation shall be reasonable and shall be based on appraisals conducted by an appraiser chosen by Buyers. The Sellers shall be provided with a reasonable opportunity to review and comment on the Allocation Schedule. If the Buyers and the Sellers agree upon the Allocation Schedule (whether before or after Closing) then (a) such allocation shall be the agreed allocation; provided, however, that amounts allocated to items included in the calculation of Working Capital will be subject to appropriate adjustment to reflect the final determination of Working Capital in accordance with Sections 2.5(c) and 2.8(a) and (b) the Buyers and the Sellers shall file any required Tax Returns in accordance with the Allocation Schedule and shall take no position inconsistent with the Allocation Schedule unless required by applicable Law or to reflect subsequent developments such as an adjustment to the Purchase Price. If the Buyers and Sellers cannot reach agreement on the Allocation Schedule, each shall be entitled to use its own allocation.
     2.10 Withholding. Notwithstanding anything to the contrary in this Article II, the Buyers shall be permitted to deduct and withhold any amounts from the Purchase Price to the extent required by the Code or applicable Law. As of the date hereof, to the Knowledge of the Buyers, no such deduction or withholding of any amounts from the Purchase Price is required by the Code or applicable Law. Any amounts so deducted and withheld shall be treated as if paid to the applicable Seller for whom the deduction or withholding was required.
     2.11 Certain Tax Matters.
          (a) For purposes of this Agreement, all personal property, real property, intangibles, and other similar Taxes, including, without limitation, any such Taxes paid or payable pursuant to the terms of any lease or other Contract (and excluding any Transfer Taxes, which shall be governed by Section 2.11(c)), paid or payable with respect to the Purchased Assets for any Straddle Tax Period shall be allocated to the Pre-Closing Tax Period and the period beginning on the day after the Closing Date on a per diem basis. For the avoidance of doubt, any license, registration and permitting fees that arise as a result of the Transactions shall be for the account of the Buyers.
          (b) For purposes of this Agreement, except as provided in Section 2.11(a) Taxes paid or payable with respect to the Purchased Assets for any Straddle Tax Period (and excluding any Transfer Taxes which shall be governed by Section 2.11(c) shall be allocated to the Pre-Closing Tax Period and the period beginning on the day after the Closing Date on the basis of an interim closing of the books as of the completion of the Closing.
          (c) Each of the Sellers, on the one hand, and the Buyers, on the other hand, shall bear and pay 50% of the aggregate amount of all stamp, transfer, documentary, registration and other such similar Taxes (other than sales and use Taxes) (collectively, “Transfer Taxes”) incurred in connection with the transfer of the Purchased Assets, except that Buyers shall bear 100% of (i) any value added or similar tax to the extent such transfer tax is recoverable, including, without limitation, GST/HST and QST and (ii) any fees or Taxes related to any registration, application or recordation in respect of trademarks, trade names or similar intangible property arising in connection with assignment of such trademarks, trade names or similar intangible property pursuant to this Agreement. Buyers shall be responsible for all sales and use Taxes incurred in connection with the transfer of the Purchased Assets. Buyers shall file, or shall cause to be filed, to the extent permitted by applicable Law, all Tax Returns in respect of Transfer Taxes as may be required to comply with the provisions of the Tax Law of the relevant Tax jurisdictions. Sellers shall cooperate with Buyers in connection with all such filings and shall file or cause to be filed those Tax Returns that Buyers are not permitted to file. Sellers and Buyers shall cooperate in obtaining all applicable certificates to reduce or eliminate Transfer Taxes and sales and use Taxes.
          (d) If available, Primo Canada and Culligan Canada will complete and sign on or before the Closing Date, joint elections under Section 167(1) of the ETA and under Section 75 of the QSTA to permit the sale and purchase of the Purchased Assets to take place on a GST/HST-free basis under Part IX of the ETA and on a QST-free basis. Primo Canada will file each election with the appropriate Governmental Authority within the time permitted under the ETA and QSTA. If at any time Culligan Canada is assessed by a Governmental Authority on the basis that an election is not valid, Primo Canada agrees to pay to Culligan Canada any GST/HST and QST, interest and penalties assessed by the Governmental Authority. Culligan Canada is registered for GST/HST purposes under the ETA (registration number 87049 4739 RT0001) and for QST purposes under the QSTA (registration number 1010347005 TQ0001). As of the Closing, Primo Canada will be registered for GST/HST purposes under the ETA and for QST purposes under the QSTA and will have provided its registration numbers to Culligan Canada.
          (e) If any Seller or Buyer, as the case may be, shall receive and realize in cash (or cash equivalent) a refund of any Tax the liability for which was the subject of allocation under Section 2.11(a), (b) or (c), the amount of that refund shall be prorated between the parties in accordance with the manner in which the related Tax liability was allocated. In the case of a Tax that is not subject to apportionment under Section 2.11(a), (b) or (c), if a Seller on the one hand, or a Buyer on the other hand, shall receive and realize in cash (or cash equivalent) a refund of such Tax and such Tax has been paid or borne by the other party, the party receiving the refund shall promptly remit such refund to the other party less any costs or expenses incurred by the receiving party in connection therewith.
          (f) The Buyers and the Sellers shall cooperate, as and to the extent reasonably requested by any other party, in connection with the filing and preparation of Tax Returns related to the Purchased Assets and any Proceeding related thereto.
          (g) The parties agree that, to the extent an amount of the Purchase Price is to be paid by Primo Canada in respect of the Non-Competition Agreement to Culligan Canada as consideration for its obligations thereunder, Primo Canada and the Sellers covenant to jointly elect in the prescribed form pursuant to proposed paragraph 56.4(3)(b) of the ITA in respect of the Non-Competition Agreement and to execute and file such joint election within the time specified in proposed subsection 56.4(14) of the ITA. If any provincial taxing authority proposes a similar provision, then Primo Canada and the Sellers shall make corresponding provincial elections. If no amount of the Purchase Price is allocated to or paid in respect of the Non-Competition Agreement, Primo Canada and the Sellers covenant to jointly elect in the prescribed form under Subsection 56.4(7) of the ITA to apply subsection 56.4(5) of the ITA in respect of the Non-Competition Agreement. Primo Canada and the Sellers will cooperate with one another in preparing, executing and filing the election form contemplated by this Section 2.11(g) with a view to ensure that (i) to the extent any amount of the Purchase Price is allocated to the Non-Competition Agreement, that amount is not treated as income of Culligan Canada and is not subject to any withholding tax for Canadian tax purposes; and (ii) section 68 of the ITA does not apply to deem consideration to be received or receivable by the Sellers for entering into the Non-Competition Agreement. The covenants in this Section 2.11(g) will survive the Closing and continue in effect for as long as necessary in order to achieve that purpose.
          (h) To the extent that Culligan Canada has received payments prior to the Closing Date from customers or any other persons in respect of those Liabilities to be performed after the Closing Date that are assumed under this Agreement, Purchased Assets having a fair market value equal to the amount of such payments are being transferred to Primo Canada under this Agreement as payment for Primo Canada’s agreement to assume those Liabilities and Culligan Canada and Primo Canada will file an election pursuant to the provisions of subsections 20(24) and 20(25) of the ITA, and any corresponding provisions of any other applicable Tax Law, within the prescribed time period.
          (i) Primo Canada and Culligan Canada will execute and file, within the prescribed time limits, a joint election under Section 22 of the ITA and Section 184 of the Taxation Act (Quebec), if applicable, with respect to the Accounts Receivable in respect of the Business conducted in Canada and any corresponding provisions of any other applicable Tax Law and will designate in that joint election the portion of the Purchase Price allocated to those Accounts Receivable as the consideration paid by Primo Canada and Culligan Canada for such Accounts Receivable for the purpose of the election.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS
          Each Seller (and Culligan Parent, where applicable) represents and warrants as follows:
     3.1 Organization, Qualification and Corporate Power. Schedule 3.1 sets forth each Seller’s jurisdiction of incorporation or organization, the other jurisdictions in which it is qualified to do business, and its directors and officers. Culligan US is a limited liability company duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation or organization. Culligan Canada is a corporation incorporated, organized and subsisting under the Law of its jurisdiction of incorporation. Each Seller has delivered to the Buyers correct and complete copies of the Organizational Documents of such Seller. Culligan Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.
     3.2 Capitalization. Culligan Parent owns all of the outstanding equity of each of Culligan US and, except as set forth on Schedule 3.2, Culligan Canada. There are no outstanding securities convertible or exchangeable into equity of any Seller.
     3.3 Authority. Each Culligan Party has full corporate or limited liability company power, authority and capacity, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each Culligan Party of this Agreement have been approved by the board of directors or manager of such Culligan Party, as applicable. At Closing, the execution and delivery by each Culligan Party of each Transaction Document to which such Culligan Party is a party and the performance by such Culligan Party of the Transactions will have been duly authorized by all requisite corporate or limited liability company action of such Culligan Party, as applicable. Except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally, (a) this Agreement constitutes the valid and legally binding obligation of each Culligan Party, enforceable against such Culligan Party, respectively, in accordance with the terms of this Agreement and (b) upon the execution and delivery by each Culligan Party of each Transaction Document to which it is a party, such Transaction Document will constitute the valid and legally binding obligation of such Culligan Party, as applicable, enforceable against such Culligan Party in accordance with the terms of such Transaction Document.
     3.4 No Conflicts. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which any Culligan Party or any Purchased Asset is subject; (b) violate any Permit held by any Culligan Party and related to the Business or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by any Culligan Party and related to the Business, except in each case with respect to Permits that individually or in the aggregate are not material; (c) violate any Organizational Document of any Culligan Party; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Assigned Contract or any Contract to which any Purchased Asset is subject; or (e) result in the imposition of any Encumbrance upon any Purchased Asset other than Permitted Encumbrances. Except as set forth on Schedule 3.4, no Culligan Party is required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.
     3.5 Financial Statements.
          (a) Attached to Schedule 3.5(a) are the following financial statements: (i) unaudited balance sheet of the Business as of December 31, 2008 and 2009, and statements of income, changes in equityholders’ equity, and cash flow for the fiscal years then ended, together with the notes thereto; and (ii) unaudited balance sheet of the Business as of March 31, 2010, and statements of income, changes in equityholders’ equity and cash flow for the three-month period then ended. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition and results of operations of the Business as of and for their respective dates; provided, however, that the interim financial statements are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and, with respect to the interim financial statements attached to Schedule 3.5(a), lack notes (which, if presented, would not differ materially from the notes accompanying the Balance Sheet).
          (b) The Books and Records (i) are complete and correct in all material respects and all transactions related to the Business to which any Seller is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all material discounts, returns and allowances related to the Business granted by any Seller with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in the Sellers’ industry, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Business on an accrual basis. All computer-generated reports and other computer output included in the Books and Records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. The Sellers’ management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.
          (c) The Sellers maintain, with respect to the Business, a system of “internal control over financial reporting” (as defined in Rules 13a-15 and 15d-15 under the Exchange Act). This internal control over financial reporting with respect to the Business is effective and has been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective in performing the functions for which it was established. Schedule 3.5(c) sets forth (i) any significant deficiencies or material weaknesses of the Sellers in the design or operation of internal control over financial reporting relating to the Business, (ii) all changes in the internal control over financial reporting with respect to the Business that have materially affected, or are reasonably likely to affect, such internal control over financial reporting and (iii) any events of fraud, whether or not material assessed at the level of the Business, that involve management or other employees of the Sellers who have a significant role in the Sellers’ internal controls over financial reporting related to the Business.
     3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6, since the Balance Sheet Date:
          (a) no Seller has sold, leased, transferred or assigned any asset related to the Business, other than for fair consideration in the ordinary course of business;
          (b) no Seller has experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets related to the Business in excess of $100,000;
          (c) no Seller has entered into any Contract (or series of related Contracts) related to the Business involving the payment or receipt of more than $100,000 or that cannot be terminated without penalty on less than six months notice, and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) related to the Business involving more than $100,000 to which any Seller is a party or by which any Seller or any of its assets are bound, other than Contracts with customers entered into in the ordinary course of business;
          (d) no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset related to the Business;
          (e) no Seller has made any capital expenditure (or series of related capital expenditures) related to the Business involving more than $2,000,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) related to the Business involving more than $100,000;
          (f) no Seller has issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) related to the Business involving more than $100,000 in the aggregate or delayed or postponed the payment of accounts payable other than in the ordinary course of business or other Liabilities related to the Business beyond the original due date;
          (g) no Seller has canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in each case related to the Business, in any case involving more than $100,000;
          (h) no Seller has (i) conducted the Business outside the ordinary course of business consistent with past practices, (ii) made any loan to, or entered into any other transaction with, any Active Employee or, with respect to the Business, any director or officer of any Seller, on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract with any Active Employee, (iv) granted any increase in the base compensation of any Active Employee other than increases in the ordinary course of business, including annual merit-based increases or promotions, or to the extent required under any Employee Benefit Plan, or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any Active Employee;
          (i) there has not been (i) with respect to the Business, any loss of any material customer, distribution channel or source of supply of Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, (ii) with respect to the Business, any Material Adverse Effect; and

          (j) no Seller has agreed or committed to any of the foregoing.
     3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.7, no Seller has any material Liability arising from the Business (and no basis exists for any such material Liability), except for (a) Liabilities under executory Contracts that are either listed on Schedule 3.13(a) or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet, (c) current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law) and (d) Liabilities not required to be disclosed on a balance sheet for the Business prepared in accordance with GAAP in a manner consistent with the Balance Sheet.
     3.8 Title to and Sufficiency of Assets. Except as set forth on Schedule 3.8(a), the Sellers have good and marketable title to, or a valid leasehold interest in, or other right in, the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances. Except as set forth on Schedule 3.8(b), the Purchased Assets and the assets and services which shall be made available to the Buyers pursuant to the Transaction Documents include all tangible and intangible assets materially necessary (a) for the continued conduct of the Business after Closing (i) in the same manner as conducted prior to Closing and (ii) in compliance in all material respects with all applicable Law, Material Contracts and Permits as of the Closing and (b) to perform all of the Assumed Liabilities and obligations of the Business as they exist at Closing. Schedule 3.8(b) sets forth a list of all material assets used in the Business which are not included in the Purchased Assets.
     3.9 Tangible Personal Property; Condition of Purchased Assets. Schedule 3.9(a) lists each vended water machine together with the accompanying water treatment equipment used in the Business that was in service at a retail location as of March 31, 2010. Schedule 3.9(b) lists each other item of Tangible Personal Property that has a net book value in excess of $10,000 and its net book value. The buildings, plants, and structures on the Leased Real Property and the Tangible Personal Property are structurally sound, free from material defects and adequate for the uses to which they are being put. The buildings, plants and structures on the Leased Real Property or the Tangible Personal Property are in good operating condition and are not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs (including, with respect to vended water machines, the refurbishment of such machines in the ordinary course of business) that are not material in nature or cost.
     3.10 Accounts Receivable. Schedule 3.10 contains a list of all Accounts Receivable as of the Interim Balance Sheet Date, which list sets forth the aging of such Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Sellers as of the Closing Date represent or will represent valid obligations arising from products or services actually sold by the Sellers in the ordinary course of business. There is no material contest, claim or right to set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.
     3.11 Inventory. The Inventory consists in all material respects of a quality and quantity usable for its intended purpose (including use in the refurbishment of vended water machines) or salable in the ordinary course of business consistent with past practices, except for slow-moving and obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the accounting records of the Sellers. The quantities of each type of Inventory are reasonable in the present circumstances of the Business and are not materially more or less than normal Inventory levels necessary to conduct the Business in the ordinary course consistent with past practices.

     3.12 Real Property.
          (a) No Seller owns any real property that is primarily used in connection with the Business.
          (b) Schedule 3.12(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by any Seller and primarily used in connection with the Business (with all easements and other rights appurtenant to such property, the “Leased Real Property”). For each item of Leased Real Property, Schedule 3.12(b) also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which a Seller holds a possessory interest in the Leased Real Property and all amendments, renewals or extensions thereto (each, a “Lease”). Except as set forth on Schedule 3.12(b), the leasehold interest of the Sellers with respect to each item of Leased Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. Except as set forth on Schedule 3.12(b), the Leased Real Property is used exclusively by the Business. No Seller is a sublessor of, and has not assigned any lease covering, any item of Leased Real Property. Leasing commissions or other brokerage fees due from or payable by the Sellers with respect to any Lease have been paid in full.
          (c) Except as disclosed on Schedule 3.12(c), the Leased Real Property constitutes all interests in real property currently primarily used in connection with the Business. The Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Leased Real Property, (ii) as set forth in Schedule 3.12(c) and (iii) with respect to each item of Leased Real Property, as set forth in the Lease relating to such item. To the Knowledge of the Sellers, except as set forth in Schedule 3.12(c), the Leased Real Property complies in all material respects with all Law, including zoning requirements. Except as set forth in Schedule 3.12(c), no Seller has received any notifications from any Governmental Body or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property. With respect to the Business, no Seller is a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from a Seller of any real estate interest not currently in possession of a Seller.
     3.13 Contracts.
          (a) Schedule 3.13(a) lists the following Assigned Contracts (collectively, with the Leases, the “Material Assigned Contracts”): (i) each Assigned Contract with the customers and suppliers listed on Schedule 3.22; (ii) each Assigned Contract that is a lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year and licenses to commercially available software with aggregate annual payments of less than $50,000), including each Lease; (iii) each Assigned Contract that is a licensing agreement, assignment, consent agreement, coexistence agreement or settlement agreement with respect to Intellectual Property included in the Purchased Assets except “shrink wrap” and “click-through” licenses to commercially available “off the shelf” software ; (iv) each Assigned Contract that is a collective bargaining agreement and each other Assigned Contract to or with any labor union or other employee representative of a group of employees; (v) each Assigned Contract that is a joint venture, partnership or Assigned Contract involving a sharing of profits, losses, costs or Liabilities with any other Person (for the avoidance of doubt, rebates shall not be considered a sharing of profits, losses, costs or Liabilities); (vi) each Assigned Contract containing any covenant that purports to restrict the business activity of any Seller or limit the freedom of any Seller to engage in any line of business or to compete with any Person; (vii) each Assigned Contract that is a power of attorney; (viii) each Assigned Contract listed in clause (i) that contains or provides for an express undertaking by any Seller to be responsible for consequential, incidental or punitive damages; (ix) each Assigned Contract (or series of related Assigned Contracts) for capital expenditures (other than capital expenditures for the installation or refurbishment of vended water machines or purchases of related water treatment equipment) in excess of $100,000; (x) each Assigned Contract that is a written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the ordinary course of business; (xi) each Assigned Contract for Indebtedness; (xii) each Assigned Contract that is a written employment or consulting Contract (other than offer letters); and (xiii) each Assigned Contract not terminable without penalty on less than six months notice (except leases with commercial retailers with respect to vended water machines).
          (b) The Sellers have delivered to the Buyers a correct and complete copy of each written Material Assigned Contract. Each Material Assigned Contract, with respect to the Culligan Parties, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Each Material Assigned Contract, with respect to the other parties to such Material Assigned Contract, to the Knowledge of the Sellers, is legal, valid, binding, enforceable, in full force and effect and, assuming compliance with the applicable matters referred to on Schedule 3.4(d), will continue to be so on identical terms following the Closing Date. No Culligan Party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Assigned Contract. To the Knowledge of the Sellers, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Assigned Contract. To the Knowledge of the Sellers, no party to any Material Assigned Contract has repudiated any provision of any Material Assigned Contract. Except for the Contracts which shall be made available to the Buyers pursuant to the Transaction Documents or as set forth on Schedule 3.13(b), the Assigned Contracts constitute all of the material Contracts necessary for the continued operation of the Business following the Closing Date in substantially the same manner as operated by the Sellers prior to the Closing Date.
     3.14 Intellectual Property.
          (a) The Sellers own or have the right to use all Intellectual Property necessary for the operation of the Business as presently conducted. Each item of Intellectual Property included in the Purchased Assets that is owned, licensed or used by any Seller immediately prior to the Closing will be owned, licensed or available for use by the Buyers on substantially similar terms and conditions immediately following the Closing. To the Knowledge of the Sellers, the Sellers have taken all necessary action to maintain and protect each item of Intellectual Property that they own that is used in the Business.
          (b) None of the operation of the Business, the use of the Purchased Assets or the Intellectual Property owned by any Culligan Party or any Affiliate of any Culligan Party used in and material to the Business and included in the Purchased Assets infringes the Intellectual Property of any third party. To the Knowledge of the Sellers, no Culligan Party is aware of any Proceeding alleging such infringement or has received any notice alleging any such infringement. To the Knowledge of the Sellers, no third party has infringed or is infringing upon any Intellectual Property included in the Purchased Assets.
          (c) Schedule 3.14(c) lists all patents, registrations (including copyright, trademark and service mark and domain name) or any application therefor (whether active and in force or abandoned, lapsed, canceled or expired) that are included in the Purchased Assets. No Seller has granted any license, agreement or other permission to any third party (whether active and in force or terminated, canceled or expired) with respect to any Intellectual Property included in the Purchased Assets. No Seller owns or has owned any unregistered trademark, service mark or trade name that is included in the Purchased Assets.
          (d) Except as set forth on Schedule 3.14(c), no component of the vended water machines included in the Purchased Assets is the subject of any patent or patent application currently owned by any Culligan Party or any Affiliate of any Culligan Party.
     3.15 Tax.
          (a) Except as set forth in Schedule 3.15, (i) all material Tax Returns required to be filed with respect to the Business for all periods through and including the Closing Date have been duly and timely filed, and such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes required to be paid (or required to be withheld and paid) with respect to (x) the Business or the Purchased Assets or (y) any amounts owed by, or related to, the Business to any employee, creditor, independent contractor or other third party have been duly and timely paid (or withheld and paid), (iii) none of the Purchased Assets is subject to any Encumbrances (other than Permitted Encumbrances) as a result of a failure to pay any Tax, (iv) none of the Purchased Assets to be transferred by Culligan Canada is a “United States real property interest” within the meaning of Section 897 of the Code, (v) none of the Purchased Assets to be transferred by Culligan US is “taxable Canadian property” as defined in the ITA, (vi) none of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code, (vii) none of the Purchased Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 and (viii) no written claim has been made by a Governmental Body within the last three years in a jurisdiction where any Seller or any Affiliate of a Seller has not filed Tax Returns with respect to the Purchased Assets or the Business that any Seller or any Affiliates of a Seller is or may be subject to taxation in such jurisdiction with respect to the Purchased Assets or the Business.
          (b) No Seller has made any payments, is obligated to make any payments, nor is party to any agreement that could obligate it to make any payments that would not be deductible under Code § 162(m). No Seller has made any payments, is obligated to make any payments, or is party to any agreement that could obligate it to make any payments in connection with the consummation of the transactions contemplated by this Agreement that would be nondeductible under Code § 280G. No Active Employee has the right to be indemnified by any Seller for the additional tax, or interest or penalties, under Code § 409A and no such additional Tax, or interest or penalties, under Code § 409A will be applicable to any amounts to be paid to any Active Employee in connection with the Transactions.
          (c) The copies of all Tax Returns that have been delivered or made available to the Buyers by the Sellers as of the date hereof, are true, correct and complete in all material respects.
          (d) Except as set forth on Schedule 3.15, since the Balance Sheet Date and as of the date hereof, no Seller has incurred any Liability for Taxes in respect of any of the Purchased Assets or the Business outside the ordinary course of business.
          (e) Culligan Canada is not a non-resident of Canada for purposes of Section 116 of the ITA.
          (f) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in this Section 3.15 are the sole and exclusive representations and warranties relating to matters arising under Tax Law.
     3.16 Legal Compliance. Except as set forth on Schedule 3.16(a), each Seller is, and since January 1, 2007, has been, in compliance in all material respects with all applicable Law and Permits related to the Business. Except as set forth on Schedule 3.16(a), no Proceeding is pending, nor since

January 1, 2007, has been filed or commenced, against any Seller alleging any failure to comply with any applicable Law or Permit related to the Business. To the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Seller of any Law or Permit related to the Business. No Seller has received any written notice or other written communication from any Person, or to the Knowledge of the Sellers, any notice or other communication regarding any actual, alleged or potential violation by such Seller of any Law or Permit related to the Business or any cancellation, termination or failure to renew any Permit related to the Business held by such Seller. Schedule 3.16(b) contains a complete and accurate list of each Permit related to the Business held by each Seller and states whether each such Permit is transferable. Each Permit listed or required to be listed on Schedule 3.16(b) is valid and in full force and effect. Each Permit listed or required to be listed on Schedule 3.16(b) is renewable and, to the Knowledge of the Sellers, there is no reason, other than the non-transferable nature of such Permits identified as such on Schedule 3.16(b), why such Permit would not be renewed. The Permits listed on Schedule 3.16(b) constitute all of the material Permits necessary to allow each Seller to lawfully conduct and operate the Business as currently conducted and operated and to own and use the assets of the Business as currently owned and used.
     3.17 Litigation. Except as set forth on Schedule 3.17, there is no Proceeding pending or, to the Knowledge of the Sellers, threatened or anticipated relating to or affecting (a) the Business, any Purchased Asset or any other asset owned or used by any Seller in connection with the Business or (b) the Transactions. Except as set forth on Schedule 3.17, there is no outstanding Order to which the Business or any Purchased Asset is subject. Schedule 3.17 lists all Proceedings pending at any time since January 1, 2007, in which any Seller has been named as a defendant (whether directly, by counterclaim or as a third party defendant) and all Proceedings pending at any time since January 1, 2007, in which any Seller has been a plaintiff, in each case relating to the Business. Schedule 3.17 lists all Orders relating to the Business in effect at any time since January 1, 2007 to which any Purchased Asset is subject.
     3.18 Product and Service Warranties. Attached to Schedule 3.18 are copies of the standard terms and conditions of sale or lease for each Seller used in connection with the Business (containing all applicable guaranty, warranty and indemnity provisions).
     3.19 Environmental. Except as set forth on Schedule 3.19:
          (a) with respect to the Business, the Sellers have complied and are in compliance in all material respects with all Environmental Law, including obtaining and complying with all material Permits that are required pursuant to any Environmental Law;
          (b) none of the following exists at the Leased Real Property: (i) underground storage tanks containing Hazardous Substances, (ii) friable asbestos-containing materials, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or Hazardous Substance disposal areas, in each case owned or operated by the Seller or reasonably expected to give rise to any material Liability under applicable Environmental Law;
          (c) with respect to the Business, the Sellers have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substance in a manner that has given or would reasonably be expected to give rise to any material Liability, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law;
          (d) with respect to the Business, the Sellers have not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Law or any Liabilities or potential Liabilities under Environmental Law;

          (e) neither this Agreement nor the Transactions will create any material Liability for site investigation or cleanup, or Consent of any Governmental Body, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Law; and
          (f) with respect to the Business, no Seller has, either expressly or by operation of Law, assumed or undertaken any material Liability of any other Person under any Environmental Law.
     3.20 Employees. Schedule 3.20 sets forth, to the extent permissible under applicable Law, the name, job title, current rate of direct compensation (including wages, salaries and actual or anticipated bonuses), location of employment and date of commencement of employment. No Active Employee listed on Schedule 1.1(a) is on long-term disability leave, extended absence or receiving benefits pursuant to applicable workplace safety and insurance legislation. No Seller is, nor has any Seller been, a party to or bound either directly or by operation of Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labor union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Active Employees. No Seller is currently engaged in any labor negotiation with respect to Active Employees. No Seller has experienced or is currently experiencing any strike, labor dispute, slowdown, picketing, work stoppage, employee grievance process or arbitration, claim of unfair labor practice or other collective bargaining dispute by Active Employees. There is no lockout of any Active Employees by any Seller, and no such action is contemplated by any Seller. No Seller has committed any unfair labor practice with respect to Active Employees. To the Knowledge of the Sellers, (a) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to Active Employees. To the Knowledge of the Sellers, no Active Employee has any plans to accept employment with any Person other than the Buyers after Closing. No Seller is a party to or bound by any written employment Contract (other than offer letters) in respect of any Active Employee or termination or severance agreement (other than the applicable severance policies set forth on Schedule 8.1). To the Knowledge of the Sellers, none of the Active Employees are in violation of any non-competition, non-solicitation, non-disclosure or similar agreement with any third party. No Seller is subject to the provisions of any WARN Act with respect to the Business.
     3.21 Employee Benefits.
          (a) Schedule 3.21 lists each material Employee Benefit Plan that any Seller maintains or to which any Seller contributes, has any obligation to contribute or has any other Liability, in each case with respect to any Active Employee. With respect to each Employee Benefit Plan in which an Active Employee participates or is eligible to participate, the Sellers will, upon request, provide or make available to the Buyer complete and correct copies of such Employee Benefit Plan (or a description of such Employee Benefit Plan if not written) and any related funding agreements.
     (i) Except as would not result in any Liability to the Buyer, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan, a Registered Pension Plan or other pension or retirement plan or arrangement and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such plan or arrangement or accrued in accordance with the past custom and practice of the Sellers. Except as would not result in any Liability to the Buyer, all premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan or any other health, welfare, hospitalization insurance, medical, dental, life, disability or similar employee benefit plan, program, agreement or arrangement. Each Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code § 401(a).
     (ii) No Active Employee participates in a Multiemployer Plan or in any “multi-employer pension plan”, as that term is defined in the Pension Benefits Act (Ontario), or any similar plan registered under pension standards legislation of any other jurisdiction in Canada.
     (iii) The execution of the Transaction Documents and the performance of the Transactions will not constitute a triggering event under any such Employee Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as defined in Code § 280G), acceleration, vesting or increase in or funding of benefits to any Active Employee. Except as set forth on Schedule 3.21, the Sellers have not paid nor will they be required to pay any bonus, fee, distribution, remuneration or other compensation to any Active Employee (other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business) as a result of the transactions contemplated by this Agreement.
          (b) No Seller maintains or contributes, has maintained or contributed, has been required to contribute, nor as a result of the Transactions will be required to contribute to any Employee Welfare Benefit Plan or other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated Active Employees, their spouses, or their dependents (other than in accordance with COBRA).
     3.22 Customers and Suppliers. With respect to each of the two fiscal years most recently completed prior to the date hereof, Schedule 3.22 lists (a) the ten largest (by dollar volume) customers of the Business during each such period (showing the approximate, unaudited dollar volume for each) and (b) the three largest (by dollar volume) suppliers of the Business during each such period (showing the approximate, unaudited dollar volume for each). Except as set forth on Schedule 3.22, since the Balance Sheet Date, no customer or supplier listed on Schedule 3.22 has notified any Seller of a likely material decrease in the volume of purchases from or sales to such Seller, or a material decrease in the price that any such customer is willing to pay for products or services of such Seller, or a material increase in the price that any supplier will charge for products or services sold to such Seller, or of the bankruptcy or liquidation of any such customer or supplier.
     3.23 Transactions with Related Persons. Except as set forth in Schedule 3.23, for the past five years, neither any equityholder, officer or director of any Culligan Party nor any Related Person of any of the foregoing has (a) owned any interest in any material asset used in the Business, (b) been involved in any material business transaction with any Seller related to the Business or (c) engaged in competition with the Business. Except as set forth in Schedule 3.23, neither any equityholder, officer or director of any Culligan Party nor any Related Person of any of the foregoing (i) is a party to any material Contract with, or has any claim or rights against, any Seller related to the Business or (ii) has any Indebtedness owing to any Seller related to the Business. Except as set forth in Schedule 3.23, no Seller (A) has any claim or right against any equityholder, officer or director of any Seller nor any Related Person of any of the foregoing related to the Business or (B) has any Indebtedness owing to any equityholder, officer or director of any Seller nor any Related Person of any of the foregoing related to the Business.
     3.24 Insurance. Schedule 3.24 sets forth the following information with respect to each insurance policy covering the Business or the Purchased Assets: the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage. All current property and liability insurance policies covering the Business or the Purchased Assets are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by the Sellers and, to the Knowledge of the Sellers, none of the Sellers is in default of any provision thereof. The Sellers have delivered or made available to the Buyers copies of loss runs and outstanding claims, in each case relating to the Business, as of a recent date with respect to each insurance policy covering the Business or the Purchased Assets.
     3.25 Solvency. Culligan US is not now insolvent nor will be rendered insolvent by any of the Transactions. As used in the preceding sentence, “insolvent” means that the sum of the debts and other probable Liabilities of such Seller exceeds the present fair saleable value of such Seller’s assets. Culligan Canada is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become insolvent as a result of any of the Transactions. Immediately after giving effect to the Transactions: (a) each Seller will be able to pay its Liabilities (including the Excluded Liabilities) as they become due in the usual course of business, (b) each Seller will not have unreasonably small capital with which to conduct its present or proposed business and (c) taking into account all pending and threatened litigation, final judgments against each Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller will be unable to satisfy any such judgments promptly in accordance with their terms and all other obligations of such Seller.
     3.26 No Brokers’ Fees. No Seller has any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.
     3.27 Securities Law.
          (a) Each Seller acknowledges that the offer and sale of the Primo Stock to be issued in connection with the Purchase Price is intended to be exempt from registration under the Securities Act and all applicable state securities Law.
          (b) Each Seller has been furnished all of the materials relating to Primo Parent and its purchase of Primo Stock to be issued in connection with the Purchase Price that have been requested and has been afforded an opportunity to ask questions of, and receive answers from, management of Primo Parent in connection with the Primo Stock to be issued in connection with the Purchase Price. No Seller has been furnished with any oral or written representation in connection with the purchase of Primo Stock to be issued in connection with the Purchase Price by or on behalf of Primo Parent that it has relied on that is not contained in this Agreement.
          (c) Each Seller: (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act; (ii) has obtained, in such Seller’s judgment, sufficient information to evaluate the merits and risks of the purchase of Primo Stock to be issued in connection with the Purchase Price; (iii) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such purchase of Primo Stock to be issued in connection with the Purchase Price and to make an informed investment decision with respect thereto and (iv) has consulted with its own advisors with respect to the purchase of the Primo Stock to be issued in connection with the Purchase Price.
          (d) Each Seller’s Primo Stock to be issued in connection with the Purchase Price is being acquired for its own account for investment and not for the benefit or account of any other Person and not with a view to, or in connection with, any unlawful resale or distribution thereof. Each Seller fully understands and agrees that it must bear the economic risk of the investment in the Primo Stock to be issued in connection with the Purchase Price for an indefinite period of time because, among other reasons, such Primo Stock has not been registered under the Securities Act or under the securities Law of any states, and, therefore, the shares of such Primo Stock are “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities Law of such states or an exemption from such registration is otherwise available. Except as and solely to the extent set forth in the Registration Rights Agreement, each Seller understands that Primo Parent is not under any obligation to register such Primo Stock on behalf of such Seller or to assist such Seller in complying with any exemption from registration under the Securities Act or applicable state securities Law. Each Seller understands that Primo Parent may require, as a condition to registering the transfer of such Primo Stock, an opinion of counsel satisfactory to Primo Parent to the effect that such transfer does not violate such registration requirements.
          (e) Each Seller intends that the state securities Law of Illinois alone (and not the securities Law of any other state) will apply to its acquisition of the Primo Stock in connection with the Purchase Price. Each Seller meets all suitability standards imposed by the state of Illinois relating to the purchase of the Primo Stock hereunder without registering such Primo Stock under the securities Law of such state.
     3.28 Disclosure. To the Knowledge of the Sellers, no representation or warranty contained in this Article III and no statement in any Schedule related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE PRIMO PARTIES
     Except as disclosed in the Preliminary Form S-1, the Primo Parties represent and warrant to the Sellers as follows:
     4.1 Organization. Primo Parent is a corporation duly organized, validly existing and in good standing under the Law of the jurisdiction of its incorporation. Primo US is a limited liability company duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization. Primo Canada is a limited liability company duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization. Primo Parent has no direct or indirect subsidiaries other than Primo US, Primo Canada, Primo Direct, LLC and Primo Products, LLC (each a “Primo Subsidiary” and together the “Primo Subsidiaries"), each of which is duly organized, validly existing and in good standing under the Law of the state of its organization. Neither Primo US nor Primo Canada has any subsidiaries. Each Primo Party has delivered to the Sellers correct and complete copies of the Organizational Documents of such Primo Party.
     4.2 Capitalization. The entire authorized capital stock of Primo Parent consists of (a) 200,000,000 shares of common stock, par value $0.001 per share, 16,305,180 shares of which are outstanding and (b) 100,000,000 shares of preferred stock, par value $0.001 per share, 18,780,000 of which are designated Series A, 18,755,000 of which are outstanding, 30,000,000 of which are designated Series B, 23,280,222 of which are outstanding, and 14,000,000 of which are designated Series C, 12,519,971 of which are outstanding. All of the outstanding capital stock of Primo Parent has been duly authorized and is validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.2, there are no outstanding securities convertible or exchangeable into capital stock of the Primo Parent or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require Primo Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Primo Parent. The Share Consideration will be duly authorized and validly issued and, upon the issuance of the Share Consideration as set forth in Section 2.8(c), will be fully paid, nonassessable and free of preemptive rights. Primo Parent does not directly or indirectly own or control any direct or indirect equity interest in any Person other than the Primo Subsidiaries. Primo Parent owns all of the outstanding equity of each of Primo US and Primo Canada.
     4.3 Authority. Each Primo Party has full corporate or limited liability company power, authority and capacity, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each Primo Party of this Agreement have been approved by the board of directors or manager of such Primo Party, as applicable. At Closing, the execution and delivery by each Primo Party of each Transaction Document to which such Primo Party is a party and the performance by such Primo Party of the Transactions will have been duly authorized by all requisite corporate or limited liability company action of such Primo Party, as applicable. Except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally, (a) this Agreement constitutes the valid and legally binding obligation of each Primo Party, enforceable against such Primo Party, respectively, in accordance with the terms of this Agreement and (b) upon the execution and delivery by each Primo Party of each Transaction Document to which it is a party, such Transaction Document will constitute the valid and legally binding obligation of such Primo Party, as applicable, enforceable against such Primo Party in accordance with the terms of such Transaction Document.
     4.4 No Conflicts. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which any Primo Party is subject; (b) violate any Permit held by any Primo Party or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by any Primo Party, except in each case with respect to Permits that individually or in the aggregate are not material; (c) violate any Organizational Document of any Primo Party; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any material Contract to which any Primo Party is a party or by which any Primo Party is bound; or (e) result in the imposition of any Encumbrance upon any asset of any Primo Party other than Permitted Encumbrances. Except as set forth on Schedule 4.4, no Primo Party is required to notify, make any filings with, or obtain any Consent of any Person in order to perform the Transactions.
     4.5 Financial Statements.
          (a) Attached to Schedule 4.5(a) are the following financial statements (collectively, the “Primo Financial Statements"): (i) audited balance sheet of Primo Parent as of December 31, 2008 and 2009, and statements of income, changes in stockholders’ equity, and cash flow for the fiscal years then ended, together with the notes thereto and the reports thereon of McGladrey & Pullen, LLP, independent certified public accountants; and (ii) an unaudited balance sheet of Primo Parent as of March 31, 2010, and statements of income, changes in stockholders’ equity and cash flow for the three-month period then ended. The Primo Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition and results of operations of Primo Parent as of and for their respective dates; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and lack notes (which, if presented, would not differ materially from the notes accompanying the balance sheet dated as of December 31, 2009).
          (b) The books and records of Primo Parent (i) are complete and correct in all material respects and all transactions to which Primo Parent is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all material discounts, returns and allowances by Primo Parent with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in Primo Parent’s industry, (iv) form the basis for the Primo Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of Primo Parent on an accrual basis. All computer-generated reports and other computer output included in the books and records of Primo Parent are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. Primo Parent’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.
     4.6 No Undisclosed Liabilities. Neither Primo Parent nor any Primo Subsidiary has any material Liability (and no basis exists for any such material Liability), except for (a) Liabilities under executory Contracts, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Primo Parent interim balance sheet dated as of March 31, 2010, (c) current Liabilities incurred in the ordinary course of business since March 31, 2010 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), and (d) Liabilities not required to be disclosed on a balance sheet of Primo Parent prepared in accordance with GAAP in a manner consistent with the Primo Parent balance sheet dated as of December 31, 2009.
     4.7 Intellectual Property.
          (a) Primo Parent owns or has the right to use all Intellectual Property necessary for the operation of its business as presently conducted. To the Knowledge of the Buyers, Primo Parent has taken all necessary action to maintain and protect each item of Intellectual Property that it owns that is used in its business.
          (b) Neither the operation of its business nor the Intellectual Property owned by Primo Parent infringes the Intellectual Property of any third party. Except as set forth on Schedule 4.7(b), to the Knowledge of the Buyers, Primo Parent is not aware of any Proceeding alleging any such infringement and has not received any notice alleging any such infringement. Except as set forth on Schedule 4.7(b), to the Knowledge of the Buyers, no third party has infringed or is infringing upon any Intellectual Property owned by Primo Parent.
          (c) Except as set forth on Schedule 4.7(c), Primo Parent has not granted any license, agreement or other permission to any third party (whether active and in force or terminated, canceled or expired) with respect to any Intellectual Property owned by Primo Parent.
     4.8 Taxation.
          (a) Except as set forth in Schedule 4.8, (i) all material Tax Returns required to be filed by Primo Parent and the Primo Subsidiaries for all periods through and including the Closing Date have been duly and timely filed, and such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes required to be paid (or required to be withheld and paid) with respect to (x) Primo Parent or any of the Primo Subsidiaries or (y) any amounts owed by Primo Parent or any of the Primo Subsidiaries to any employee, creditor, independent contractor or other third party have been duly and timely paid (or withheld and paid), (iii) none of the assets of Primo Parent or any of the Primo Subsidiaries is subject to any Encumbrance (other than Permitted Encumbrances) as a result of a failure to pay any Tax and (iv) no written claim has been made by a Governmental Body within the last three years in a jurisdiction where Primo Parent or any of the Primo Subsidiaries has not filed Tax Returns that Primo Parent or any of the Primo Subsidiaries is or may be subject to taxation in such jurisdiction.

          (b) Neither Primo Parent nor any of the Primo Subsidiaries has made any payments, is obligated to make any payments, or is party to any agreement that could obligate it to make any payments that would not be deductible under Code § 162(m). Neither Primo Parent nor any of the Primo Subsidiaries has made any payments, is obligated to make any payments, or is party to any agreement that could obligate it to make any payments in connection with the consummation of the transactions contemplated by this Agreement that would be nondeductible under Code § 280G. No employee of Primo Parent or any of the Primo Subsidiaries has the right to be indemnified by any Seller for the additional tax, or interest or penalties, under Code § 409A and no such additional Tax, or interest or penalties, under Code § 409A will be applicable to any amounts to be paid to any such employee in connection with the Transactions.
          (c) Except as set forth on Schedule 4.8, since the Balance Sheet Date and as of the date hereof, neither Primo Parent nor any of the Primo Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business.
     4.9 Legal Compliance. Except as set forth on Schedule 4.9, Primo Parent and all of the Primo Subsidiaries are, and since January 1, 2007, have been, in compliance in all material respects with all applicable Law and Permits. Except as set forth on Schedule 4.9, no Proceeding is pending, nor since January 1, 2007, has been filed or commenced, against Primo Parent or any of the Primo Subsidiaries alleging any failure to comply with any applicable Law or Permit. To the Knowledge of the Buyers, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Primo Parent or any of the Primo Subsidiaries of any Law or Permit. Except as set forth on Schedule 4.9, neither Primo Parent nor any Primo Subsidiary has received any written notice or other written communication from any Person, or to the Knowledge of the Buyers, any notice or other communication regarding any actual, alleged or potential violation by Primo Parent or any of the Primo Subsidiaries of any Law or Permit or any cancellation, termination or failure to renew any Permit held by Primo Parent or any of the Primo Subsidiaries.
     4.10 Litigation. There is no material Proceeding pending or, to the Knowledge of the Buyers, threatened or anticipated relating to or affecting (a) the business of Primo Parent or (b) the Transactions. There is no outstanding Order to which the business of Primo Parent is subject. Schedule 4.10 lists all material Proceedings pending at any time since January 1, 2007, in which Primo Parent or any Primo Subsidiary has been named as a defendant (whether directly, by counterclaim or as a third party defendant) and all material Proceedings pending at any time since January 1, 2007, in which Primo Parent or any Primo Subsidiary has been a plaintiff. There are no Orders relating to the business of Primo Parent in effect at any time since January 1, 2007 to which any asset owned by Primo Parent or any Primo Subsidiary is subject.
     4.11 Environmental. Except as set forth on Schedule 4.11:
          (a) Primo Parent and each of the Primo Subsidiaries has complied and is in compliance in all material respects with all Environmental Law, including obtaining and complying with all material Permits that are required pursuant to any Environmental Law;
          (b) none of the following exists at any location owned or leased by Primo Parent or any of the Primo Subsidiaries: (i) underground storage tanks containing Hazardous Substances, (ii) friable asbestos-containing materials, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or Hazardous Substance disposal areas, in each case owned or operated by Primo Parent or any of the Primo Subsidiaries or reasonably expected to give rise to any material Liability under applicable Environmental Law;

          (c) Neither Primo Parent nor any of the Primo Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substance in a manner that has given or would reasonably be expected to give rise to any material Liability, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law;
          (d) Neither Primo Parent nor any of the Primo Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of any Environmental Law or any Liabilities or potential Liabilities under Environmental Law;
          (e) neither this Agreement nor the Transactions will create any material Liability on behalf of Primo Parent or any of the Primo Subsidiaries for site investigation or cleanup, or Consent of any Governmental Body, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Law; and
          (f) Neither Primo Parent nor any of the Primo Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any material Liability of any other Person under any Environmental Law.
     4.12 Employees. Neither Primo Parent nor any of the Primo Subsidiaries are, nor has Primo Parent or any of the Primo Subsidiaries been, a party to or bound by any collective bargaining agreement. Neither Primo Parent nor any of the Primo Subsidiaries has experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no lockout of any employees by Primo Parent or any Primo Subsidiary, and no such action is contemplated by Primo Parent or any Primo Subsidiary. Neither Primo Parent nor any Primo Subsidiary has committed any unfair labor practice. To the Knowledge of the Buyers, (a) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Primo Parent or any Primo Subsidiary.
     4.13 No Brokers’ Fees. No Primo Party has any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Sellers could be liable.
     4.14 Form S-1. The Form S-1 will not, at the time it becomes effective under the Securities Act, and on the Overallotment Option Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-1 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Primo Parties with respect to statements made in the Form S-1 regarding any Culligan Party, the Business or the Purchased Assets.
ARTICLE V
PRE-CLOSING COVENANTS
     The Parties agree as follows with respect to the period between the date hereof and the Closing:
     5.1 Efforts to Satisfy Conditions. Each Party will use its commercially reasonable efforts to take all actions necessary, proper or advisable in order to perform the Transactions contemplated to be performed by such Party (including satisfaction, but not waiver, of the closing conditions of such Party set forth in Article VI).

     5.2 Approvals.
          (a) The Parties shall cooperate to make, in the most expeditious manner practicable, all filings and applications with and to, and obtain all licenses, Permits, Consents, approvals, authorizations, qualifications and orders of, applicable Governmental Bodies to consummate the Transactions, provided that all actions to be taken by the Parties in connection with the IPO shall be governed by Sections 5.9 and 5.11.
          (b) In furtherance of the provisions set forth in Section 5.2(a), the Sellers and the Buyers shall (i) file or cause to be filed as promptly as practicable, but in no event later than ten days following the date hereof, with the FTC, the DOJ, the Canadian Competition Bureau and any other applicable Governmental Body all notification and report forms that may be required for the transactions contemplated hereby and thereafter provide as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act, the Competition Act or any other competition Law and (ii) include in each such filing, notification and report form referred to in the immediately preceding clause (i) a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable competition Law. In connection therewith, the Sellers and the Buyers shall (A) furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the Competition Act and any other competition Law, (B) subject to applicable Law, provide the other Party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and consider in good faith the views of such other Party regarding such filing or submission, (C) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Body to delay or not to consummate the Transactions to be consummated on the Closing Date, except with the prior written consent of the other Party, (D) not have any substantive contact with any Governmental Body in respect of any filing or proceeding contemplated by this Section 5.2(b) unless they have engaged in prior consultation with the other Party and, to the extent permitted by such Governmental Body, given the other Party the opportunity to participate and (E) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Body.
          (c) As promptly as practicable after the date hereof, the Sellers will solicit the Consents set forth on Schedule 3.4(d), but not prior to the Buyers’ approval of the form and substance of each such Consent, which approval will not be unreasonably withheld or delayed. Each Seller will use its commercially reasonable efforts (at such Seller’s expense), and the Buyer will cooperate in all reasonable respects with such Seller to obtain prior to the Closing all such Consents; provided, however, that such cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or to offer or grant any financial accommodation not required by the terms of such Contract.
     5.3 Operation of Business. Prior to the Closing, except as otherwise expressly permitted or required by this Agreement or the Transaction Documents or otherwise requested or consented to in writing by the Buyers, which consent shall not be unreasonably conditioned, withheld or delayed, each Seller will: (i)conduct the Business only in the ordinary course of business; (ii) confer with the Buyers concerning matters of a material nature to the Business; (iii) deliver to the Buyers its standard operating reports generated in the ordinary course of business for monthly operating reviews as they become available to the Business and otherwise report periodically to the Buyers concerning the status of the Business and the operations and finances of the Business; (iv) refrain from selling, leasing, transferring or assigning any asset related to the Business, other than for fair consideration in the ordinary course of business; (v) refrain from entering into, accelerating, terminating, modifying or canceling any Contract (or series of related Contracts) related to the Business involving the payment or receipt of more than

$100,000 or that cannot be terminated without penalty on less than six months notice, other than Contracts with customers entered into in the ordinary course of business; (vi) refrain from making any capital expenditure (or series of related capital expenditures) related to the Business involving more than $2,000,000 or making any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) related to the Business involving more than $100,000 (other than capital expenditures for the installation or refurbishment of vended water machines or purchases of related water treatment equipment); (vii) refrain from issuing, creating, incurring or assuming any Indebtedness (or series of related Indebtedness) related to the business involving more than $100,000 in the aggregate or refrain from delaying or postponing the payment of accounts payable other than in the ordinary course of business or other Liabilities related to the business beyond the original due date; (viii) refrain from canceling, compromising, waiving or releasing any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in each case related to the Business, in any case involving more than $100,000; (ix) refrain from making any loan to, or entering into any other transaction with, any Active Employee on terms that would not have resulted from an arms-length transaction; (x) refrain from entering into any employment Contract or modifying the terms of any existing employment Contract with any Active Employee; (xi) refrain from granting any increase in the base compensation of any Active Employee, other than increases in the ordinary course of business, including annual merit-based increases or promotions, or to the extent required under any Employee Benefit Plan; and (xii) refrain from adopting, amending, modifying or terminating any Employee Benefit Plan or other Contract for the benefit of any Active Employee.
     5.4 Full Access.
          (a) Prior to the Closing, the Sellers will: (i) upon reasonable prior notice, permit the Buyers and their Representatives to have access to all premises, properties, personnel (including the opportunity to discuss the affairs of the Business with such personnel), books, records, Contracts, documents and data of the Business; (ii) furnish the Buyers and their Representatives with copies of all such books, records, Contracts, documents and data of the Business as the Buyers may reasonably request; and (iii) furnish the Buyers and their Representatives with such additional financial, operating, and other data and information (including compilations and analyses thereof) of the Business as the Buyers may reasonably request; provided, however, that any such access shall be provided at a reasonable time and in such a manner so as not to interfere with the normal operation of the business of Sellers, the Buyers access to personnel of the Business for the purpose of conducting employment interviews shall be subject to Section 8.1(a), and nothing herein shall require disclosure of any information to either Buyers or their respective Representatives if such disclosure would (x) cause significant competitive harm to either of the Sellers or their respective Affiliates regardless of whether the transactions contemplated by this Agreement are consummated, (y) based on advice of Sellers’ counsel, jeopardize any attorney-client or other legal privilege or (z) contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which either of the Sellers or any of their Affiliates is a party), as long as the Sellers have made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom a Seller owes a fiduciary duty or an obligation of confidentiality; provided, that in each case, the Sellers shall provide the Buyers with written substantiation of the reasons why access is being denied.
          (b) Prior to the Closing, Primo Parent shall provide to the General Counsel of Culligan Parent (i) upon reasonable prior notice, reasonable access to Primo Parent’s senior personnel for the sole purpose of verifying the accuracy of the Primo Parties’ representations or warranties or compliance with their obligations hereunder, which access shall be provided at a reasonable time and in such a manner so as not to interfere with the normal operation of the business of Primo Parent and the Primo Subsidiaries, and (ii) the same information that is provided to members of Primo Parent’s board of directors; provided, however, that with respect to the information to be provided pursuant to clauses (i) and (ii) of this Section 5.4(b), (A) all such information shall be deemed to be Confidential Information and subject to Section 5.7 hereof and (B) Primo Parent shall have no obligation to provide Culligan Parent access to any information which Primo Parent reasonably determines would be reasonably likely to (1) have an anti-competitive effect on the Primo Parties, based upon the then-current business activities of the Culligan Parties and their respective Affiliates, (2) adversely affect the attorney-client privilege between any Primo Party and its counsel or (3) result in the disclosure of trade secrets.
     5.5 Notice of Developments. Each Party will immediately notify the other Parties in writing of (a) any fact or condition existing prior to or on the date hereof that constitutes a breach of any representation or warranty of such Party in this Agreement and (b) any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty of such Party in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition.
     5.6 Exclusivity. Each Seller agrees that it will not, and will cause its Representatives not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than the Primo Parties and their Affiliates and Representatives) relating to any transaction involving the sale of the Business or the Purchased Assets (whether by a sale of equity or substantially all of the assets) (other than (i) any transaction involving, directly or indirectly, the sale of the business of Culligan Parent or Culligan Canada as a whole; provided, however, that any such potential transaction shall be subject to the terms of this Agreement and shall not permit any Culligan Party to terminate this Agreement for any reason, including any “fiduciary out” or similar reason, or (ii) the sale of Inventory in the ordinary course of business) (an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes an Acquisition Proposal with terms and conditions which the Sellers consider to be superior to the terms and conditions of this Agreement, the Sellers will immediately notify the Buyers of such Acquisition Proposal and such notice will indicate in reasonable detail the identity of the Person making the Acquisition Proposal and the terms and conditions of such Acquisition Proposal.
     5.7 Confidentiality, Press Releases and Public Announcements. Each Party will, and will cause its respective Representatives to, maintain in confidence all information received from another Party or a Representative of another Party in connection with this Agreement or the Transactions (including the existence and terms of this Agreement and the Transactions) and use such information solely to evaluate the Transactions, unless such information is already known to the receiving Party or its Representatives, (a) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (b) such information becomes publicly available through no fault of the receiving Party, (c) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transactions (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure) or (d) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, Law or any listing or trading agreement concerning its securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyers and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or any listing agreement concerning its publicly-traded securities (in which case such Party will use its best efforts to advise the other Parties prior to making the disclosure). The Sellers and the Buyers will consult with each other concerning the means by which any employee, customer or supplier of any Seller or any other Person having any business relationship with the Sellers will be informed of the Transactions, and the Buyers will have the right to be present for any such communication. Notwithstanding anything to the contrary contained herein, the Parties agree that Primo Parent may disclose this Agreement, the Transactions and all information relating to the Sellers (in relation to the Business and the Transactions) or the Business that it may reasonably determine to be necessary in the Form S-1 (including the Final Financial Statements), in its road show presentations and marketing activities in connection with the IPO, and in connection with any other filings that it may reasonably determine are necessary in order to effect the IPO, in each case subject to its obligations under Section 5.11.
     5.8 Personal Information. The collection, use and disclosure of individual personal information by any of the Parties prior to the Closing is restricted to those purposes that relate to the Transactions.
     5.9 Form S-1. Between the date hereof and the Closing Date, the Culligan Parties will use their commercially reasonable efforts promptly to provide such information (financial or otherwise) concerning the Sellers (in relation to the Business and the Transactions) and the Business as Primo Parent may reasonably request in order to describe the Business in the Form S-1 and otherwise comply with the disclosure obligations of Primo Parent in respect of the Transactions and the IPO, including required audited financial statements as of and for the years ended December 31, 2008 and 2009, and unaudited quarterly financial statements for 2009 and 2010; provided, that in each such case no Culligan Party shall be responsible for drafting any such disclosure or preparing any such filing, or have any legal responsibility for the accuracy or completeness of any such disclosure or filing, and, subject to the limitations set forth in Article X, shall be held harmless and indemnified against any liability thereunder, except and solely to the extent that (a) the Culligan Parties, their Affiliates or their Representatives knowingly provide any Primo Party with inaccurate information for inclusion in such filing or (b) in reliance upon a representation or warranty of any Culligan Party in this Agreement or in any other Transaction Document which was inaccurate in any material respect when made (including on any date upon which any Culligan Party delivers a certificate confirming the accuracy of such representations or warranties under this Agreement) or was inaccurate as of such time in any respect if such representation or warranty contains a materiality qualification, any such disclosure or filing contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances in which they were made, not misleading. Nothing in this Section shall be construed as limiting the Buyers’ rights to indemnification for breaches of representations and warranties under Section 10.1(a).
     5.10 Representations and Warranties. Each Culligan Party shall deliver to the Buyers on the date of the pricing of the IPO (the “Pricing Date”) a certificate confirming that all of the representations and warranties of such Culligan Party in this Agreement are accurate in all material respects as of any such date, except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must have been and must be accurate in all respects.
     5.11 IPO Milestones. Primo Parent shall as promptly as reasonably practicable following the date hereof and, subject to Section 5.9, no later than two weeks after the Delivery Date, prepare and file an amended Form S-1 with the SEC which includes required disclosures concerning the Business. Primo Parent shall notify the Culligan Parties as promptly as practicable of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-1 or for additional information with respect to the Form S-1 in each case to the extent they relate to the Business and will supply the Culligan Parties with copies of all correspondence between Primo Parent or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-1 or the transactions contemplated by this Agreement, in each case to the extent they relate to the Business. Prior to filing of the amended Form S-1 (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, Primo Parent shall provide the Culligan Parties a reasonable opportunity to review any disclosure in the Form S-1 or any such response, in each case relating to the Business, by including the General Counsel of Culligan Parent in all relevant distributions to the working group in connection with the preparation and filing of the amended Form S-1. Primo Parent shall use commercially reasonable efforts to consult with the Culligan Parties on the same timeframe as other members of the working group to resolve all SEC comments regarding the Business with respect to the amended Form S-1 as reasonably promptly as practicable after receipt thereof. The Sellers acknowledge, in exercising their rights of review, comment and consultation under this Section, that time is of the essence. Primo Parent shall use commercially reasonable efforts to have the Form S-1 declared effective by the SEC as promptly as practicable after filing. Primo Parent will advise the Culligan Parties promptly after it receives notice that the Form S-1 has been declared effective by the SEC or any request by the SEC for amendment of the Form S-1. If at any time after such date on which the Form S-1 has been declared effective and prior to the Overallotment Closing Date there shall occur any event (including discovery of any fact, circumstance or event by any Party) that is required by Law to be set forth in an amendment or supplement to the Form S-1, the Party which discovers such information shall promptly notify the other Parties and Primo Parent shall promptly prepare and file with the SEC such a post-effective amendment or supplement, in each case to the extent required by applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge that Primo Parent shall not be required to delay its filing of the amended Form S-1 (or any amendment or supplement thereto) in order to comply with the review and comment rights of the Culligan Parties contained herein.
     5.12 Delivery of Final Financial Statements. The Sellers shall, as promptly as reasonably practicable but in no event later than five Business Days after the date hereof, deliver to Primo Parent (a) an audited balance sheet of the Business as of December 31, 2008 and 2009, and statements of income, changes in equityholders’ equity, and cash flow for the fiscal years then ended, together with the notes thereto and the reports thereon of KPMG, LLP, independent certified public accountants; and (b) a reviewed balance sheet of the Business as of March 31, 2010, and statements of income, changes in equityholders’ equity and cash flow for the three-month period then ended (the items referred to in clauses (a) and (b) shall be collectively referred to as the “Final Financial Statements”); provided, that the financial statements contained in the Final Financial Statements shall be the same as those attached to Schedule 3.5(a) (other than de minimis changes) and the notes contained in the Final Financial Statements shall be substantially the same as those attached to Schedule 3.5(a). On the date of the delivery of the Final Financial Statements (the “Delivery Date”), the Sellers shall also deliver a certificate of an officer of the Sellers certifying that such Final Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition and results of operations of the Business as of and for their respective dates; provided, however, that the interim financial statements described in clause (b) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse). The Final Financial Statements delivered on the Delivery Date shall be attached hereto as Schedule 3.5(a)-1.
ARTICLE VI
CLOSING CONDITIONS
     6.1 Conditions to the Primo Parties’ Obligations. The Primo Parties’ respective obligations to perform the Transactions contemplated to be performed on or about the Closing Date is subject to satisfaction, or written waiver by Primo Parent, of each of the following conditions:
          (a) (i) All of the representations and warranties of each Culligan Party in this Agreement must have been accurate in all material respects as of the date hereof, as of the Pricing Date and as if made on the Closing Date (except for representations and warranties that are as of a specific date, which representations and warranties must have been accurate in all material respects as of such date), except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must have been and must be accurate in all respects, (ii) each Culligan Party must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing; and (iii) each Culligan Party must deliver to the Buyers at the Closing a certificate, in form and substance reasonably satisfactory to the Buyers, confirming satisfaction of the conditions in clauses (i) and (ii) above and in Section 6.1(e).
          (b) Each of the following documents must have been delivered to the Buyers and must be dated as of the Closing Date (unless otherwise indicated):
     (i) the Bill of Sale, executed by the Sellers;
     (ii) the Non-Competition Agreement, executed by the Culligan Parties;
     (iii) the Supply Agreement, executed by Culligan Parent;
     (iv) the Trademark License Agreement, executed by Culligan Parent;
     (v) the Registration Rights Agreement, executed by Culligan Parent;
     (vi) the Transition Services Agreements, executed by the applicable Culligan Party;
     (vii) a certificate of Culligan US’s non-foreign status as set forth in Treasury Regulation § 1.1445-2(b), signed under penalties of perjury, in the form and substance reasonably satisfactory to the Buyers;
     (viii) the joint elections under Section 167(1) of the ETA and Section 75 of the QSTA;
     (ix) payoff letters with respect to the Secured Debt, dated as of the Closing Date or within a reasonable time prior to the Closing Date, and all documentation necessary or desirable to obtain releases of all Encumbrances related to such Secured Debt, including appropriate UCC termination statements, in each case in form and substance reasonably satisfactory to the Buyers;
     (x) a certificate of the secretary of each Culligan Party, in form and substance reasonably satisfactory to the Buyers, certifying that (A) attached thereto is a true, correct and complete copy of (1) the articles of organization (or comparable document) of such Culligan Party, certified as of a recent date by the Secretary of State of such Culligan Party’s state of incorporation or formation (or the Canadian equivalent) and the operating agreement or bylaws of such Culligan Party, (2) to the extent applicable, resolutions duly adopted by the managers, board of directors and equityholders of such Culligan Party authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of such Culligan Party from such Culligan Party’s state of incorporation or formation (or the Canadian equivalent), (B) the resolutions referenced in subsection (A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect such Culligan Party’s existence or good standing in any such jurisdiction;
     (xi) such other bills of sale, assignments, certificates of title and other instruments of transfer, all in form and substance reasonably satisfactory to the Buyers, as are necessary or desirable to convey fully and effectively to the Buyers all of the Purchased Assets in accordance with the terms of this Agreement; and
     (xii) such other documents as the Buyers may reasonably request for the purpose of (A) evidencing the accuracy of the Culligan Party’s representations and warranties, (B) evidencing the Sellers’ performance of, and compliance with, any covenant or agreement required to be performed or complied with by any Culligan Party, (C) evidencing the satisfaction of any condition referred to in this Section 6.1, (D) vesting in the Buyers legal and beneficial title to the Purchased Assets, (E) complying with all applicable securities Law or (F) otherwise facilitating the performance of the Transactions.
          (c) An Assignment of the Lease for each item of Leased Real Property, in form and substance reasonably satisfactory to the Buyers, must have been obtained and delivered to the Buyers.
          (d) All applicable waiting periods (and any extensions thereof) under the HSR Act and the Competition Act must have expired or otherwise been terminated and each other Consent listed in Schedule 6.1(d) must have been obtained, delivered to the Buyer, be in full force and effect and be in the form approved by the Buyer pursuant to Section 5.2.
          (e) Since the date hereof, there must not have been an event that has caused a Material Adverse Effect on the Business or could reasonably be expected to have a Material Adverse Effect on the Business.
          (f) There must not be any Proceeding pending or threatened against any of the Primo Parties or any of their respective Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of making illegal or interfering with any of the Transactions.
          (g) The closing of the IPO shall have occurred on terms and conditions satisfactory to Primo Parent.
          (h) The Buyer must have obtained all Permits necessary to operate the vended water machines included in the Purchased Assets representing not less than 80% of the aggregate revenue of all such vended water machines during the fiscal year ending December 31, 2009.
     6.2 Conditions to the Sellers’ Obligations. The Sellers’ obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by Culligan Parent, of the following conditions:
          (a) (i) All of the representations and warranties of the Primo Parties in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date (except for representations and warranties that are as of a specific date, which representations and warranties must have been accurate in all material respects as of such date), except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must have been and must be accurate in all respects, (ii) the Primo Parties must have performed and complied in all material respects with all of their respective covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) the Primo Parties must deliver to the Sellers at the Closing a certificate, in form and substance reasonably satisfactory to the Sellers, confirming satisfaction of the conditions in clauses (i) and (ii) above.
          (b) Each of the following documents must have been delivered to the Sellers and must be dated as of the Closing Date (unless otherwise indicated):
     (i) the Bill of Sale, executed by the Buyers;
     (ii) the Non-Competition Agreement, executed by the Buyers;
     (iii) the Supply Agreement, executed by the Buyers;
     (iv) the Trademark License Agreement, executed by the Buyers;
     (v) the Registration Rights Agreement, executed by Primo Parent; and
     (vi) the Transition Services Agreements, executed by the applicable Buyer.
          (c) All applicable waiting periods (and any extensions thereof) under the HSR Act and the Competition Act must have expired or otherwise been terminated.
          (d) There must not be any Proceeding pending or threatened against any of the Culligan Parties or any of their respective Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of making illegal or interfering with any of the Transactions.
          (e) The closing of the IPO shall have occurred.
ARTICLE VII
TERMINATION
     7.1 Termination Events. This Agreement may, by written notice given to Culligan Parent or Primo Parent, as applicable, prior to the Closing, be terminated:
          (a) by (i) Primo Parent, if any representation or warranty made by any Culligan Party is inaccurate in any material respect or any Culligan Party has breached any covenant or agreement in this Agreement in any material respect and such inaccuracy or breach is not cured within 10 days following receipt of notice of such inaccuracy or breach, or (ii) Culligan Parent, if any representation or warranty made by any Primo Party is inaccurate in any material respect or any Primo Party has breached any covenant or agreement in this Agreement in any material respect and such inaccuracy or breach is not cured within 10 days following receipt of notice of such inaccuracy or breach;
          (b) by (i) Primo Parent, if any condition in Section 6.1 has not been satisfied or waived in writing by December 31, 2010, or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of any Primo Party to comply with its obligations under this Agreement) or (ii) Culligan Parent, if any condition in Section 6.2 has not been satisfied or waived in writing by December 31, 2010 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of any Culligan Party to comply with such Party’s obligations under this Agreement);

          (c) by mutual consent of Primo Parent and Culligan Parent; or
          (d) by Culligan Parent, if Primo Parent has not filed the amended Form S-1 contemplated by Section 5.11 by 30 days after the date set forth in Section 5.11; provided, however, that Culligan Parent may not exercise its rights under this Section 7.1(d) if (i) any representation or warranty made by any Culligan Party is inaccurate in any material respect or (ii) any Culligan Party has not complied (A) in all respects with its obligations under Section 5.9 or (B) in all material respects with its other obligations and covenants under this Agreement to be performed as of such date; or
          (e) by Primo Parent, within 3 Business Days of the Delivery Date, if the Sellers have not complied in all respects with Section 5.12.
     7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 5.7 (confidentiality) and Article XI (miscellaneous) will survive the termination. Nothing in this Article VII will release any Party from any Liability for any breach of any representation, warranty, covenant or agreement in this Agreement, other than a termination pursuant to section 7.1(e), which will release the Parties from all Liabilities for any such breach, provided that the Sellers shall be responsible for, and shall reimburse the Buyers for, the Buyers’ reasonable and documented out-of-pocket costs incurred in connection with the Transactions, including the preparation of the amended Form S-1, during the period commencing on the date hereof and ending on the termination date.
ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS
     8.1 Employment of Active Employees by the Buyers.
          (a) The Buyers may interview all Active Employees, and the Sellers will provide the Buyers with reasonable access (with respect to Active Employees located in Eagan, Minnesota, for a period of not more than three consecutive Business Days) upon reasonable notice to the Leased Real Property and the Active Employees for the purpose of preparing for and conducting employment interviews with the Active Employees. Subject to the requirements of Law, upon the request of the Buyers, the Sellers shall promptly provide the Buyers any information reasonably requested by the Buyers with respect to the Active Employees. Not later than ten (10) Business Days prior to the Closing Date, the Buyers shall deliver to the Sellers a list of Active Employees to whom the Buyer intends to make an offer of employment (the “Hired Active Employees”). The Buyers agree to reimburse the Sellers for all severance payments made by the Sellers in accordance with the applicable Seller’s severance policy (as set forth on Schedule 8.1) or imposed by applicable Law (whichever is greater) to those Active Employees (i) to whom a Buyer does not offer employment, (ii) who do not accept such Buyer’s offer of employment, but only with respect to those Active Employees who receive offers of employment with (A) a lower base salary and/or wage level, (B) a different work location or (C) terms and conditions materially different from those in effect immediately prior to Closing, and (iii) who accept such Buyer’s offer of employment and are subsequently terminated by such Buyer. The Buyer shall not be liable for severance obligations with respect to any Active Employee to whom the Buyer makes an offer of employment and such offer is not accepted by such Active Employee if such offer of employment does not provide for (X) a lower base salary and/or wage level, (Y) a different work location or (Z) terms and conditions materially different from those in effect immediately prior to Closing. Subject to the limitations set forth in Article X, the Buyers shall indemnify and hold harmless the Sellers and their affiliates from any Liability arising in connection with any claim that their hiring process, and the offers of employment made and not made, do not comply with applicable Law.

          (b) The Buyers’ expressed intention to extend offers of employment as set forth in this Section 8.1 will not constitute any commitment or Contract by any Buyer to enter into an employment relationship with any employee of any Seller of any fixed term or duration or upon any terms or conditions other than those that the Buyers may establish pursuant to individual offers of employment. Employment offered by the Buyers is “at will” and may be terminated by the Buyers or by an employee at any time for any reason (subject to any written commitments to the contrary made by the Buyers or an employee and any requirements of Law).
     8.2 Salaries and Benefits.
          (a) Each Seller shall retain and be responsible for (i) the payment of all wages, incentive compensation and other remuneration due to Active Employees with respect to their services as employees of such Seller, including pro rata bonus payments and all vacation pay earned on and prior to the Closing Date; provided, that the Buyers shall cause such payments to be made to such Active Employees to the extent that such pro rata bonus payments and vacation pay have been accrued by the respective Seller as of the Closing Date and the Sellers shall reimburse the Buyers for the amount of any such accruals, (ii) the payment of any deferred compensation or similar benefits (other than severance payments) that arise as a result of the Transaction, (iii) the provision of health plan continuation coverage in accordance with the requirements of COBRA and ERISA §§ 601 through 608 for any Active Employees who do not become Hired Active Employees; provided, that the Buyers shall reimburse the Sellers for the expense of any such coverage that is provided pursuant to the applicable Seller’s severance policy to the extent that the Buyers are obligated to reimburse the Sellers for severance payments to such Active Employee pursuant to Section 8.1, and (iv) any claims made or incurred by Active Employees and their beneficiaries under any of such Seller’s Employee Benefit Plans.
          (b) Each Buyer shall be responsible for (i) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of such Buyer, including pro rata bonus payments and all vacation pay earned after the Closing Date, (ii) the provision of health plan continuation coverage in accordance with the requirements of COBRA and ERISA §§ 601 through 608 for any Hired Active Employees, provided, that the Parties may agree that the Sellers shall provide such health plan continuation coverage for certain Hired Active Employees for a certain period of time, in which case the Buyers shall reimburse the Sellers for the cost of providing such health plan continuation coverage after the Closing Date, and (iii) any claims made or incurred by Hired Active Employees and their beneficiaries under any of such Buyer’s Employee Benefit Plans.
     8.3 No Transfer of Assets. No Employee Benefit Plan shall be assigned to or assumed by any Buyer and there shall be no transfer of any Employee Benefit Plan assets or liabilities to any Buyer or to any pension or Employee Benefit Plan maintained by any Buyer.
     8.4 General Cooperation. Each of the Sellers and the Buyers shall reasonably cooperate to give effect to the agreements made in this Article VIII. The Buyers will not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Benefit Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension or such other similar foreign Law) maintained by any Culligan Party.
ARTICLE IX
POST-CLOSING COVENANTS
     The Parties agree as follows with respect to the period following the Closing:
     9.1 Payment of Excluded Liabilities. The Sellers will pay, perform and discharge the

Excluded Liabilities as and when due.
     9.2 Payment of Assumed Liabilities. The Buyers will pay, perform and discharge the Assumed Liabilities as and when due.
     9.3 Bulk Transfer Compliance. Inasmuch as the Buyers are to assume the Assumed Liabilities and the Sellers are to pay, perform and discharge the Excluded Liabilities, the Buyers and the Sellers hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales Law, to the extent applicable to the Transactions and any bulk sales legislation in the jurisdictions in which any of the Purchased Assets are located. Except for the Assumed Liabilities, which shall be paid by the Buyers as they become due, the Sellers shall, after the Closing, pay their respective creditors as their debts to them become due.
     9.4 Consents.
          (a) This Agreement will not constitute an assignment, attempted assignment or agreement to assign any Contract or Permit to the extent that any attempted assignment or agreement to assign such Contract or Permit without the Consent of any Person would constitute a breach thereof or would impair the rights of any Seller or any Buyer thereunder and such Consent is not obtained. If any Consent set forth or required to be set forth on Schedule 3.4 has not been obtained prior to or at the Closing, or if any Seller has not complied with the last sentence of Section 5.2, then such Seller will use its commercially reasonable efforts to obtain such Consent in the manner set forth in Section 5.2. Until such Consent is obtained, or the Contract to which such Consent relates is novated or terminated, to the extent permissible under such Contract, such Buyer will be entitled to receive all of such Seller’s benefits under such Contract and, to the extent it receives such benefits, will perform all of the obligations of such Seller under such Contract. Each Seller will, at such Buyer’s request, do all such acts and things as such Buyer may reasonably request to enable due performance of such Contract and to provide for such Buyer the benefits, subject to the obligations, of such Contract. Without limiting the generality of the foregoing, each Seller will provide all reasonable assistance to such Buyer (at such Buyer’s request) to enable such Buyer to enforce its rights under such Contract.
          (b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to convey, transfer or assign any Non-Transferable Asset at the Closing. If the Purchased Assets include any Non-Transferable Assets as of the Closing Date, the Sellers and the Buyers will cooperate in a mutually agreeable arrangement under which the Buyers would obtain all of the benefits and assume all of the Liabilities arising under such Non-Transferable Assets from and after the Closing Date in accordance with this Agreement; provided, however, that this Section 9.4(b) shall not affect Buyer’s right to indemnification hereunder for any breach or inaccuracy of any representation in this Agreement. The arrangement described in the preceding sentence shall provide that each Non-Transferable Asset shall, automatically and without further action, be conveyed, transferred and assigned to the Buyers at such time as such asset ceases to be a Non-Transferable Asset; provided that any and all remaining Non-Transferable Assets shall, automatically and without further action, be conveyed, transferred and assigned to the Buyers on the date which is 90 days after the Closing Date.
     9.5 Mail and Receivables. Each Seller hereby irrevocably authorizes each Buyer after the Closing to receive and open all mail and other communications received by such Buyer and addressed or directed to such Seller and, to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, to act with respect to such communications in such manner as such Buyer may elect. If any such communication does not relate to the Business, the Purchased Assets or the Assumed Liabilities, such Buyer will forward such communication to such Seller. Each Seller will promptly deliver to each Buyer the original of any mail or other communication received by such Seller after the Closing that directly relates to the Business and a copy of any such mail or other communication to the extent that a portion of such mail or communication relates to the Business. Each Seller hereby irrevocably authorizes each Buyer after the Closing to endorse, without recourse, the name of such Seller on any check or any other evidence of indebtedness received by such Buyer if such check or evidence of indebtedness is in respect of a Purchased Asset. After the Closing, each Seller will promptly remit to the applicable Buyer any payment that is in respect of a Purchased Asset that such Seller receives.
     9.6 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, each other Party will cooperate with such Party and such Party’s counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The evaluating, pursuing, contesting or defending Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the contesting or defending Party is entitled to indemnification therefor under Section 10.1 without regard to Section 10.4).
     9.7 Transition. After the Closing, at the Buyers’ request, each Seller will cooperate with each Buyer in its efforts to continue and maintain for the benefit of the Buyers those business relationships of such Seller existing prior to the Closing, including relationships with lessors, lessees, employees, Governmental Bodies, licensors, licensees, customers, suppliers and others, and such Seller will satisfy the Excluded Liabilities in a manner that is not materially detrimental to any of such relationships; provided, however, that such Buyer will reimburse such Seller for its out-of-pocket expenses related to such cooperation (unless such Buyer is entitled to indemnification with respect to the matter for which such Buyer is seeking such Seller’s cooperation under Section 10.1 without regard to Section 10.4). Each Seller will refer to the applicable Buyer all inquiries relating to the Business.
     9.8 Confidentiality. Each Party will, and will cause its Affiliates and Representatives to, maintain, for a period of three years after the termination of Culligan Parent’s information rights pursuant to Section 9.9, the confidentiality of the Confidential Information of any other Party (any party to whom Confidential Information belongs shall be referred to in this Section as the “disclosing Party” and any Party who receives Confidential Information of another Party shall be referred to in this Section as the “receiving Party”) at all times, and will not, directly or indirectly, use any Confidential Information of any disclosing Party for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information of any disclosing Party to any Person other than authorized Representatives of the disclosing Party, except in connection with this Agreement or with the prior written consent of the disclosing Party. Notwithstanding the foregoing, each Party’s confidentiality obligations with respect to any trade secrets shall continue for so long as such Confidential Information constitutes a trade secret. The covenants in this Section 9.8 will not apply to Confidential Information that (i) is or becomes available to the general public through no breach of this Agreement by the receiving Party or any of their respective Affiliates or Representatives or, to the Knowledge of the receiving Party, breach by any other Person of a duty of confidentiality to the disclosing Party or (ii) a receiving Party is required to disclose by applicable Law; provided, however, that the receiving Party will, to the extent it is legally permitted to do so, notify the disclosing Party in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the disclosing Party to limit the scope of such disclosure. At any time that a disclosing Party may request, each other receiving Party will, and will cause their respective Affiliates and Representatives to, turn over or return to the requesting disclosing Party all Confidential Information in any form (including all copies and reproductions thereof) in their respective possession or control. The Buyers may refer to the Business as formerly being owned by the Sellers.
     9.9 Information Rights. After the Closing and for so long as the Sellers own at least 10% of the issued and outstanding Primo Stock, Primo Parent shall provide to the General Counsel of Culligan Parent the same information that is provided to members of Primo Parent’s board of directors; provided, however, that (a) all such information shall be deemed to be Confidential Information and subject to Section 9.8 hereof and (b) Primo Parent shall have no obligation to provide Culligan Parent access to any information which Primo Parent reasonably determines would be reasonably likely to (i) have an anti-competitive effect on the Primo Parties, based upon the then-current business activities of the Culligan Parties and their respective Affiliates, (ii) adversely affect the attorney-client privilege between any Primo Party and its counsel or (iii) result in the disclosure of trade secrets. Culligan Parent shall have the right to suspend (and reinstate) delivery of information pursuant to this Section upon reasonable notice to Primo Parent.
     9.10 Retention of and Access to Books and Records. The Buyers will retain for a period consistent with the Buyers’ record-retention policies and practices the Books and Records delivered to the Buyers. The Buyers will provide the Sellers and their respective Representatives reasonable access to the Books and Records during normal business hours and on at least three Business Days’ prior written notice, to the extent reasonably required for any reasonable business purpose specified by the Sellers in such notice. The Sellers may retain copies of the relevant Books and Records (i) to the extent reasonably required to prepare financial statements or Tax Returns or deal with Tax Proceedings and (ii) to the extent reasonably required with respect to rights, Liabilities or Excluded Assets retained by the Sellers.
     9.11 Seller Information. After the Closing Date, the Sellers will provide all information concerning the Business as Primo Parent may reasonably request in order for Primo Parent to comply with its obligations under all applicable securities Law, including all filings pursuant to the Exchange Act.
     9.12 Personal Information. After the Closing, the Primo Parties will use and disclose all individual personal information included in the Purchased Assets only for the purposes for which it was initially collected by the Sellers.
ARTICLE X
INDEMNIFICATION
     10.1 Indemnification by the Sellers. After the Closing and subject to the terms and conditions of this Article X, the Sellers, jointly and severally, will indemnify and hold harmless the Buyers and their Affiliates and Representatives (collectively, the “Buyer Indemnitees”) from, and pay and reimburse the Buyer Indemnitees for, all Losses directly or indirectly relating to or arising from: (a) any breach or inaccuracy or any allegation of any third party that, if true, would be a breach or inaccuracy of any representation or warranty made by any Culligan Party in this Agreement or pursuant to the certificates delivered pursuant to Section 6.1; (b) any breach of any covenant or agreement of any Culligan Party in this Agreement; (c) any failure to pay, perform or otherwise discharge any Excluded Liability as and when due or any Liability arising out of or in connection with non-compliance with any “bulk sales,” “bulk transfer” or any other bulk sales legislation in any jurisdiction where any of the Purchased Assets are located other than as a result of any failure by the Buyers to discharge any Assumed Liability; and (d) any Liability (other than Assumed Liabilities and other than Liabilities for Taxes (the allocation of which is governed by Article II)) arising out of the operation of the Business on or prior to the Closing Date.
     10.2 Indemnification by the Buyers. After the Closing and subject to the terms and conditions of this Article X, the Buyers, jointly and severally, will indemnify and hold harmless the Sellers and their Affiliates and Representatives (collectively, the “Seller Indemnitees”) from, and pay and reimburse the Seller Indemnitees for, all Losses directly or indirectly relating to or arising from: (a) any breach or inaccuracy or any allegation of any third party that, if true, would be a breach or inaccuracy of any representation or warranty made by any Primo Party in this Agreement or pursuant to the certificates delivered pursuant to Section 6.2; (b) any breach of any covenant or agreement of any Primo Party in this Agreement; (c) any failure to pay, perform or otherwise discharge any Assumed Liability as and when due and (d) any Liability (other than Excluded Liabilities) arising out of the operation of the Business after the Closing Date.
     10.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. If the Closing occurs, the Sellers will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Buyers notify the Sellers of such a claim on or before the date eighteen (18) months after the Closing Date; provided, however, that (a) any claim relating to Section 3.19 (environmental) or 3.21 employee benefits) may be made at any time until the date three years after the Closing Date, (b) any claim relating to Section 3.15 (taxes) may be made at any time until the date 30 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations) and (c) any claim relating to Section 3.1 (organization), 3.3 (authority), 3.4 (conflicts) or 3.8 (title to assets), fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Closing occurs, the Buyers will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Sellers notify the Buyers of such a claim on or before the date eighteen (18) months after the Closing Date; provided, however, that any claim relating to Section 4.8 (taxes) may be made at any time until the date 30 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations) and any claim relating to Section 4.1 (organization) 4.2 (capitalization) 4.3 (authority), or 4.4 (conflicts), fraud or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Buyers or the Sellers, as applicable, provides proper notice of a claim within the applicable time period set forth above, Liability for such claim will continue until such claim is resolved.
     10.4 Limitations on Indemnification.
          (a) The Sellers will have no Liability with respect to the matters described in Section 10.1(a): (i) in respect of any Loss incurred or suffered by such Buyer Indemnitee that is not a Qualifying Loss and (ii) until such time as the aggregate of all Qualifying Losses that Buyer Indemnitees may have under Section 10.1(a) exceeds $750,000 (the amount referred to in this clause (ii), the “Seller Indemnity Threshold”), and then only for the aggregate amount of all Qualifying Losses in excess of the Seller Indemnity Threshold; provided, however, that any claim relating to Section 3.3 (authority), 3.4 (conflicts), 3.8 (title to assets), 3.15 (taxes), 3.19 (environmental), 3.21 (employee benefits) or 3.26 (brokers) will not be subject to or counted towards the Seller Indemnity Threshold. The Sellers’ maximum aggregate Liability with respect to the matters described in Section 10.1(a) will be limited to an amount equal to $20,000,000 (the “Seller Cap”); provided, however, that any claim relating to Section 3.3 (authority), 3.4 (conflicts), 3.8 (title to assets), 3.15 (taxes), 3.19 (environmental), 3.21 (employee benefits) or 3.26 (brokers) or any covenant or agreement will not be subject to or counted towards the Cap, but will be limited to an amount equal to the Purchase Price.
          (b) The Buyers will have no Liability with respect to the matters described in Section 10.2(a): (i) in respect of any Loss incurred or suffered by such Seller Indemnitee that is not a Qualifying Loss and (ii) until such time as the aggregate of all Qualifying Losses that Buyer Indemnitees may have under Section 10.2(a) exceeds $750,000 (the amount referred to in this clause (ii), the “Buyer Indemnity Threshold"), and then only for the aggregate amount of all Qualifying Losses in excess of the Buyer Indemnity Threshold; provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts), 4.8 (taxes) or 4.13 (brokers) will not be subject to or counted towards the Buyer Indemnity Threshold. The Buyers’ maximum aggregate Liability with respect to the matters described in Section 10.2(a) will be limited to an amount equal to $20,000,000 (the “Buyer Cap”); provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts), 4.8 (taxes) or 4.13 (brokers) or any covenant or agreement will not be subject to or counted towards the Buyer Cap, but will be limited to an amount equal to the Purchase Price.
          (c) This Section 10.4 will not apply to fraud, including any fraudulent or intentional breach of any representation or warranty.
          (d) In no event shall any Party be entitled to recover for any Losses with respect to any matter to the extent included or reflected to such Party’s favor in the Working Capital Statement as finally determined.
     10.5 Third-Party Claims.
          (a) If a third party commences a lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.
          (b) Upon receipt of the notice described in Section 10.5(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 10.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (vi) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.
          (c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10.5(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 10.5(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably, it being understood that any Party may withhold its consent to a settlement that provides for non-monetary relief. If the Indemnified Party desires to consent to the entry of judgment with respect to or to settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Seller Indemnity Threshold, the Buyer Indemnity Threshold, the Seller Cap or the Buyer Cap, as applicable.
          (d) If any condition in Section 10.5(b) is or becomes unsatisfied in any material respect, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article X.
          (e) Notwithstanding anything to the contrary in this Agreement, each party shall have the sole right to control any audit, examination or Proceeding that relates to any Taxes of the Business for which such party is solely responsible and the parties shall jointly control, each at its own expense, any audit, examination or Proceeding that relates to any Taxes of the Business for which the parties are jointly responsible.
     10.6 Other Indemnification Matters. Any claim for indemnification under this Article X must be asserted by providing written notice to the Sellers (or the Buyers, in the case of a claim by the Sellers) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. Each Party agrees to treat all indemnification payments under this Article X as adjustments to the Purchase Price, including for Tax purposes to the extent permitted by Law. The Sellers shall have no obligation to make any indemnification payments under this Article X prior to the third Business Day following the date upon which the registration statement to be filed by Primo Parent in respect of the Share Consideration pursuant to the Registration Rights Agreement is first declared effective by the SEC; provided, that the foregoing shall in no way limit the Sellers’ indemnification obligations under this Article X except with respect to the timing of such indemnification payment. The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE X WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.
     10.7 PST Clearance Certificates. In respect of the purchase and sale of the Purchased Assets under this Agreement, Primo Canada shall not require Culligan Canada to comply with the requirements of section 6 of the Retail Sales Tax Act (Ontario) or any equivalent or corresponding provisions under any other applicable legislation. Notwithstanding anything to the contrary in this Agreement, the Sellers, jointly and severally, will indemnify and hold harmless the Buyer Indemnitees from and pay and reimburse the Buyer Indemnitees for, any provincial sales Tax, penalties and interest payable or assessed against Primo Canada, directly or indirectly, by reason of, or as a consequence of, any non-compliance with Section 6 of the Retail Sales Tax Act (Ontario) or similar legislation in those jurisdictions in which the Purchased Assets are located. For the avoidance of doubt, the indemnification obligations set forth in this Section 10.7 are not subject to the limitations set forth in Section 10.4.

     10.8 Exclusive Remedy. After the Closing, this Article X will provide the exclusive legal remedy for the matters covered by this Article X, except for claims based upon fraud. This Article X will not affect any remedy any Party may have under this Agreement prior to the Closing or upon termination of this Agreement or any equitable remedy available to any Party.
ARTICLE XI
MISCELLANEOUS
     11.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things (including the execution and delivery of such further instruments or documents as may be necessary or convenient to transfer and convey any Purchased Asset to the Buyers), all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.
     11.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of any Seller) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.
     11.3 Guaranties.
          (a) In consideration for and as an inducement to the Buyers to enter into this Agreement, Culligan Parent does hereby, on behalf of itself, its successors and assigns, unconditionally guarantee to the Buyers the full and prompt performance of all obligations and Liabilities of every kind and nature arising under this Agreement or any other Transaction Document of the Sellers to the Buyers (including prompt and punctual payment of any and all amounts that may be or become due by the Sellers to the Buyers from time to time under this Agreement), howsoever evidenced, whether now existing or hereafter created or arising, whether direct or indirect, absolute or contingent, or joint or several (the “Culligan Guaranty”). This Culligan Guaranty shall be continuing, absolute, present and unconditional and shall remain in full force and effect and extend to any renewal, extension, indulgence, modification or amendment of this Agreement, whether or not Culligan Parent shall have notice thereof. Culligan Parent shall reimburse or pay all Losses paid or incurred by the Buyers in protecting, defending or enforcing this Culligan Guaranty in any Proceeding or otherwise.
          (b) Culligan Parent hereby agrees that it shall not be released from the obligations of this Section 11.3, nor shall said obligations be diminished or otherwise affected by any assignment of this Agreement or the other Transaction Documents, by any extension of time or other indulgence granted to the Sellers or by any waiver with respect to the terms or conditions of this Agreement or any other Transaction Document, or with respect to the performance and observance of any of the other obligations of the Sellers under this Agreement or the other Transaction Documents, or by any other matter whatsoever whereby the guarantor would or might be released. Culligan Parent waives (i) all notices of any kind whatsoever with respect to this Agreement or the other Transaction Documents and all other obligations of the Sellers to the Buyers relating to this Agreement or the other Transaction Documents, including notice of any default, of presentment, of protest, of demand, of notice of non-payment, of notice of dishonor, and notice of protest; (ii) the right to require, and the benefit of any Law which may require, the enforcement of any other rights before enforcing the Liability of the guarantor; (iii) all defenses whatsoever to its Liability under this Section 11.3 except the defense of payment and (iv) any and all claims to subrogation to the rights of the Buyers should the guarantor be required to make any payment or perform any obligation hereunder until all of the obligations of the Sellers to the Buyers shall have been satisfied in full. Culligan Parent hereby agrees that the Buyers may proceed against it directly and independently of the Sellers.

          (c) In consideration for and as an inducement to the Sellers to enter into this Agreement, Primo Parent does hereby, on behalf of itself, its successors and assigns, unconditionally guarantee to the Sellers the full and prompt performance of all obligations and Liabilities of every kind and nature arising under this Agreement or any other Transaction Document of the Buyers to the Sellers (including prompt and punctual payment of any and all amounts that may be or become due by the Buyers to the Sellers from time to time under this Agreement), howsoever evidenced, whether now existing or hereafter created or arising, whether direct or indirect, absolute or contingent, or joint or several (the “Primo Guaranty”). This Primo Guaranty shall be continuing, absolute, present and unconditional and shall remain in full force and effect and extend to any renewal, extension, indulgence, modification or amendment of this Agreement, whether or not Primo Parent shall have notice thereof. Primo Parent shall reimburse or pay all Losses paid or incurred by the Sellers in protecting, defending or enforcing this Primo Guaranty in any Proceeding or otherwise.
          (d) Primo Parent hereby agrees that it shall not be released from the obligations of this Section 11.3, nor shall said obligations be diminished or otherwise affected by any assignment of this Agreement or the other Transaction Documents, by any extension of time or other indulgence granted to the Buyers or by any waiver with respect to the terms or conditions of this Agreement or any other Transaction Document, or with respect to the performance and observance of any of the other obligations of the Buyers under this Agreement or the other Transaction Documents, or by any other matter whatsoever whereby the guarantor would or might be released. Primo Parent waives (i) all notices of any kind whatsoever with respect to this Agreement or the other Transaction Documents and all other obligations of the Buyers to the Sellers relating to this Agreement or the other Transaction Documents, including notice of any default, of presentment, of protest, of demand, of notice of non-payment, of notice of dishonor, and notice of protest; (ii) the right to require, and the benefit of any Law which may require, the enforcement of any other rights before enforcing the Liability of the guarantor; (iii) all defenses whatsoever to its Liability under this Section 11.3 except the defense of payment and (iv) any and all claims to subrogation to the rights of the Sellers should the guarantor be required to make any payment or perform any obligation hereunder until all of the obligations of the Buyers to the Sellers shall have been satisfied in full. Primo Parent hereby agrees that the Sellers may proceed against it directly and independently of the Buyers.
     11.4 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).
     11.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer (whether by operation of Law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of the other Parties; provided, that the Buyers may assign any or all of their rights or interests, or delegate any or all of their obligations, in this Agreement (a) from and after the Closing, to any successor to any Buyer or any acquirer of a material portion of the business or assets of any Buyer, (b) to one or more of the Buyers’ Affiliates or (c) to any lender to the Buyer or its Affiliates as security for obligations to such lender; and, provided, further, that no such assignment shall relieve the Buyers of any of their obligations under this Agreement; and, provided, further, that the Buyers shall be responsible for, and shall indemnify the Sellers against, any Taxes that would not have arisen but for such assignment or delegation. Notwithstanding the foregoing, the Parties agree that, prior to the Closing, either Buyer shall be permitted to assign all of its rights under this Agreement to another wholly-owned Subsidiary of Primo Parent, with such assignor having no further Liability hereunder.

     11.6 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.
     11.7 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):
If to any Culligan Party:
Culligan International Company
9399 West Higgins Road
Suite 1100
Rosemont, IL 60018
Fax: (847) 430-2365
Phone: (847) 430-1365
Attn: Susan E. Bennett
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 521-7611
Phone: (212) 909-6611
Attn: Andrew L. Sommer
If to any Primo Party:
Primo Water Corporation
104 Cambridge Plaza Drive
Winston-Salem, NC 27104
Fax: (336) 331-4247
Phone: (336) 331-4047
Attn: Mark Castaneda
with a copy (which shall not constitute notice) to:
K&L Gates LLP
4350 Lassiter at North Hills Avenue
Suite 300
Raleigh, NC 27619
Fax: (919) 516-2028

Phone: (919) 743-7328
Attn: D. Scott Coward
     11.8 JURISDICTION; SERVICE OF PROCESS. EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (b) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS, (c) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM, (d) AGREES THAT PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, (e) AGREES THAT SERVICE OF PROCESS WHICH IS SENT BY CERTIFIED MAIL TO SUCH PARTY’S ADDRESS IN SECTION 11.7 SHALL BE DEEMED EFFECTIVE SERVICE AND (f) WAIVES ANY DEFENSE BASED ON SERVICE OF PROCESS OTHER THAN AS PROVIDED HEREIN.
     11.9 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the Law of the State of Illinois without giving effect to any choice or conflict of law principles of any jurisdiction.
     11.10 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Primo Parties and the Culligan Parties. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.
     11.11 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     11.12 Expenses. Except as otherwise expressly provided in this Agreement, the Culligan Parties will bear all expenses incurred by the Culligan Parties or any of their respective Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. Except as otherwise expressly provided in this Agreement, the Primo Parties will bear all expenses incurred by any Primo Party or any of their respective Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. The Primo Parties will pay the HSR Act filing fee and any Competition Act filing fee. The Buyers shall be responsible for the payment of any license, registration or permitting fees that arise as a result of the Transactions. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.
     11.13 Interpretation. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This

Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty. All references to dollar amounts in this Agreement refer to U.S. dollars.
     11.14 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.
     11.15 Waiver of Consequential Damages. Each Party hereby (i) waives all rights to special, indirect, incidental or consequential damages of any kind or nature whatsoever, whether in contract, warranty, tort (including negligence or strict liability) or otherwise, in each case arising out of or related to the Transactions and (ii) acknowledges that in no event shall any Party be liable to any other Party for such damages described in clause (i).
     11.16 Offset. The Parties’ respective reimbursement obligations in Sections 8.1(a) and 8.2(a) shall be offset against one another and against the payment obligation of the applicable Party pursuant to Section 2.8(b) and a single payment shall be made by the applicable Party at the time payment is due under Section 2.8(b).
     11.17 Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.
[Signature pages follow]

     The Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

P1 SUB, LLC
By:	/s/ Billy D. Prim
	Name:	Billy D. Prim
	Title:	Manager

P2 SUB, LLC
By:	/s/ Billy D. Prim
	Name:	Billy D. Prim
	Title:	Manager

PRIMO WATER CORPORATION
By:	/s/ Billy D. Prim
	Name:	Billy D. Prim
	Title:	Manager

CULLIGAN STORE SOLUTIONS, LLC
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Senior Vice President, General Counsel & Secretary

CULLIGAN OF CANADA, LTD.
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Senior Vice President, General Counsel & Secretary

CULLIGAN INTERNATIONAL COMPANY
By:	/s/ Susan E. Bennett
	Name:	Susan E. Bennett
	Title:	Senior Vice President, General Counsel & Secretary